Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SILICON LABORATORIES INC.

SEGUIN MERGER SUBSIDIARY, INC.

AND

SIGMA DESIGNS, INC.

Dated as of December 7, 2017

TABLE OF CONTENTS

ARTICLE I THE MERGER		2

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	3
1.5	Governing Documents	3
1.6	Directors and Officers of the Surviving Corporation	3

ARTICLE II EFFECT OF MERGER ON COMPANY SECURITIES		3

2.1	Effect on Capital Stock	3
2.2	Payment for Securities; Surrender of Certificates	4
2.3	Dissenters’ Rights	6
2.4	Treatment of Company Equity Awards	7
2.5	Withholding	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10

3.1	Organization, Good Standing and Qualification	10
3.2	Capital Structure	10
3.3	Corporate Authority; Approval and Fairness; No Violations	11
3.4	Government Approvals	12
3.5	Company Reports; Financial Statements	13
3.6	Absence of Certain Changes or Events	14
3.7	No Undisclosed Material Liabilities	14
3.8	Litigation	14
3.9	Licenses, Permits, Etc.	15
3.10	Title to Properties	15
3.11	Intellectual Property	16
3.12	Taxes	19
3.13	Employment Matters	22
3.14	Related Party Transactions	26
3.15	Insurance	26
3.16	Material Contracts	27
3.17	Compliance with Applicable Legal Requirements	27

i

3.18	Foreign Corrupt Practices	27
3.19	Money Laundering Legal Requirements	28
3.20	Brokers	28
3.21	Significant Suppliers and Customers	28
3.22	OFAC	28
3.23	Privacy and Data Protection	29
3.24	Environmental Matters	29
3.25	Information Supplied	30
3.26	Opinion of Financial Advisor	30
3.27	Conflict Minerals	30
3.28	No Other Representations or Warranties	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31

4.1	Organization and Good Standing	31
4.2	Corporate Authority and Approval	31
4.3	Non-Contravention	31
4.4	Government Approvals	32
4.5	Litigation	32
4.6	Information Supplied	32
4.7	Ownership of Company Common Stock	33
4.8	Operations of Merger Sub	33
4.9	Financial Capability	33
4.10	Exclusivity of Representations and Warranties	33

ARTICLE V COVENANTS OF THE PARTIES		33

5.1	Conduct of Business of the Company	33
5.2	Access to Information; Confidentiality	37
5.3	Insurance	37
5.4	Notification of Certain Events	38
5.5	Regulatory and Other Authorizations; Notices and Consents	38
5.6	No Solicitation	39
5.7	Preparation of the Proxy Statement	43
5.8	Company Shareholder Meeting	44
5.9	Disposition of Company Equity Awards	45

5.10	Shareholder Litigation	45
5.11	401(k) Plans	46
5.12	Resignations	46
5.13	Disposition	46

ARTICLE VI ADDITIONAL COVENANTS OF PARENT		46

6.1	Fulfillment of Conditions	46
6.2	Directors’ and Officers’ Indemnification and Insurance	47

ARTICLE VII ADDITIONAL AGREEMENTS AND COVENANTS		48

7.1	Confidentiality	48
7.2	Public Announcements	48

ARTICLE VIII CONDITIONS TO CLOSING		49

8.1	Mutual Conditions Precedent	49
8.2	Company’s Conditions Precedent	49
8.3	Parent’s Conditions Precedent	50
8.4	Frustration of Closing Conditions	51

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		51

9.1	Termination by Mutual Consent	51
9.2	Termination by either Parent or the Company	51
9.3	Termination By Parent	52
9.4	Termination by the Company	52
9.5	Notice of Termination; Effect of Termination	52
9.6	Fees and Expenses Following Termination	53
9.7	Amendment	54
9.8	Extension; Waiver	54

ARTICLE X MISCELLANEOUS		55

10.1	Non-Survival and Representations and Warranties	55
10.2	Disclosure Schedule References	55
10.3	Notices	55
10.4	Interpretation	56
10.5	Severability	57
10.6	Entire Agreement; Third Party Beneficiaries	57
10.7	Counterparts; Facsimile Execution	58
10.8	Governing Law; Jurisdiction	58

10.9	Specific Performance	58
10.10	Assignment	59

ARTICLE XI ASSET PURCHASE		59

11.1	Asset Purchase	59
11.2	Asset Purchase	59
11.3	Closing	59
11.4	Purchase Price	60
11.5	Delivery of Purchased Assets	60
11.6	Contracts of the Business	60
11.7	Further Assurances	60
11.8	Shareholder Approval	60
11.9	Defined Terms Used in this Article	60

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2017 (this “Agreement”), by and among Silicon Laboratories Inc., a corporation incorporated in the State of Delaware (“Parent”), Seguin Merger Subsidiary, Inc., a corporation incorporated in the State of California (“Merger Sub”), and Sigma Designs, Inc., a corporation incorporated in the State of California (the “Company”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

RECITALS

WHEREAS, the Parties intend to effect a merger (the “Merger”) in which Merger Sub will be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth herein;

WHEREAS, each outstanding share of common stock, without par value, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of California, together with all amendments and additions thereto (“California Law”) (other than Company Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares);

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution and delivery of this Agreement, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the approval of this Agreement by the shareholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously (a) determined that it is in the best interests of each such Party and its stockholders or shareholders, and declared it advisable, to enter into this Agreement with the Company, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger;

WHEREAS, Parent intends to enter into Voting Agreements with the directors and executive officers of the Company, and the respective Affiliates of such directors and executive officers of the Company who are shareholders of the Company, pursuant to which such shareholders, on the terms and subject to the conditions set forth herein, have agreed to vote or cause to be voted all of the Company Shares beneficially owned by such shareholders for the approval of the Merger and this Agreement;

WHEREAS, in the event that certain conditions to the Merger are not satisfied, the Parties instead intend to consummate the Asset Purchase; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger

1.1                               The Merger.  On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with California Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, with the Company continuing as the surviving corporation (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Parent.  The Merger shall have the effect provided in this Agreement and as specified in the California Law.

1.2                               Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to Article IX hereof or unless another time or date is agreed to in writing by the Parties hereto.  Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub, at their sole discretion, shall not be required to conduct the Closing during the last 14 days of any fiscal quarter of Parent.  The Closing shall be held at the offices of DLA Piper LLP (US), 2000 University Ave, Palo Alto, California, 94303, unless another place is agreed to in writing by the Parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

1.3                               Effective Time.  On the Closing Date, the Parties shall (a) cause an agreement of merger satisfying the applicable requirements of the California Law and otherwise in substantially the form attached hereto as Exhibit A, but subject to any changes as may be required by the Secretary of State of the State of California and agreed to by Parent and the Company (the “Agreement of Merger”) to be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of California as soon as practicable on the Closing Date, together with the officer’s certificate required by the California Law, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the California Law in connection with the Merger.  The Merger shall become effective at such time as the Agreement of Merger is duly filed and accepted by the Secretary of State of the

State of California or on such later date and time as shall be agreed to by the Company and Parent and specified in the Agreement of Merger (such date and time being hereinafter referred to as the “Effective Time”).

1.4                               Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the California Law.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5                               Governing Documents.  The Company Articles shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirement.  The Company Bylaws shall, by virtue of the Merger, be amended and restated to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as such shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirement.

1.6                               Directors and Officers of the Surviving Corporation.  The Parties shall take all actions necessary so that (a) the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and (b) the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of Merger on Company Securities

2.1                               Effect on Capital Stock.

(a)                                 Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Parties, subject to Section 2.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Company Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive $7.05 in cash, without interest (the “Merger Consideration”).  From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2.

(b)                                 Cancellation of Company Common Stock.  At the Effective Time, all Company Shares owned by the Company, Parent, Merger Sub or by any of their respective direct or indirect wholly owned Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Treatment of Merger Sub Common Stock.  At the Effective Time, each issued and outstanding share of common stock, without par value per share, of Merger Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)                                 Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time so as to provide Parent and the holder of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.1(d) shall be construed to permit the Company or any of its Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2                               Payment for Securities; Surrender of Certificates.

(a)                                 Paying Agent Fund.  Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”).  The Paying Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration payable to all holders of Company Common Stock (including Company Common Stock to be issued prior to the Effective Time in accordance with Section 2.4) (such cash amount, the “Paying Agent Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock.  In the event the Paying Agent Fund shall be insufficient to pay the aggregate Merger Consideration, Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment.  Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration, out of the Paying Agent Fund in accordance with this Agreement.

(b)                                 Procedures for Surrender.  Promptly after the Effective Time (and in any event, within three Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration payable in respect of such Company Shares pursuant to Section 2.1.  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II for each Company Share formerly represented by such Certificate or Book-Entry Share.  All such amounts shall be mailed (or made available for collection by hand if so elected by the surrendering holder) within three Business Days following the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, letter of transmittal and such other documents, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled.  The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent to payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such Tax either has been paid or is not payable.  Any other transfer or similar Taxes incurred in connection with the Transactions shall be paid by Parent.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, without interest thereon.

(c)                                  Transfer Books; No Further Ownership Rights in Company Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registrations of transfers of Company Shares on the records of the Company, other than registrations of transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.  From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Legal Requirement.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)                                 Termination of Paying Agent Fund; No Liability.  At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Paying Agent Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Legal Requirements) as general creditors thereof with respect to the applicable Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Paying Agent, the posting by such holder of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof.

2.3                               Dissenters’ Rights.

(a)                                 Notwithstanding anything in this Agreement to the contrary, Company Shares, if any, as to which the holder thereof shall have (i) properly demanded that the Company purchase such Company Shares for fair market value in accordance with, and otherwise complied with, the provisions of Chapter 13 of the California Law (“Chapter 13”) and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such Company Shares for fair market value pursuant to Chapter 13 (each, a “Dissenting Share”), shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall become entitled only to payment of the fair value of such Company Shares determined in accordance with Chapter 13 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Chapter 13); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Chapter 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration.

(b)                                 The Company shall give prompt notice to Parent of any demands received by the Company for the purchase of any Company Shares pursuant to Chapter 13, of any withdrawals of such demands and of any other instruments served and received by the Company under Chapter 13, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

2.4                               Treatment of Company Equity Awards.

(a)                                 All options to acquire shares of Company Common Stock (each a “Company Option”), restricted stock unit awards with respect to Company Common Stock (each a “Company RSU Award”) and other equity awards (collectively, “Company Equity Awards”) that were granted under the Company’s stock plans, including the Sigma Designs 2015 Stock Incentive Plan (successor to and continuation of the Sigma Designs 2001 Stock Plan and the Sigma Designs Amended and Restated 2009 Stock Incentive Plan), the CopperGate Communications Ltd. 2003 Share Option Plan or any other equity plan, agreement or arrangement other than the Company ESPP (as defined below) (collectively, the “Company Stock Plans”) prior to the Effective Time, which are outstanding as of the Capitalization Date, are set forth in Section 2.4(a) of the Company Disclosure Schedule, together with the holder’s name, the date of grant, the type of award, the number of Company Shares originally granted and number of outstanding shares subject to the Company Equity Award, the vesting schedule, any expiration date, and any per Company Share exercise price or purchase price.

(b)                                 Neither Parent nor the Surviving Corporation will assume any Company Option or substitute for a Company Option any option, unit award, restricted share or other rights to acquire shares of the capital stock of Parent or the Surviving Corporation.  Immediately prior to the Effective Time, the vesting of each Company Option then outstanding and held by an employee or other service provider whose employment or service relationship with the Company or a Subsidiary of the Company has not terminated shall be accelerated in full.  At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive a cash payment (the “Company Option Consideration”), if any (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of vested shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time (including as a result of accelerated vesting), and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time.  For the avoidance of doubt, each Company Stock Option that has an exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time that is equal to or greater than the Merger Consideration shall be cancelled without payment of any consideration therefor.  The Surviving Corporation or a Subsidiary thereof shall pay the Company Option Consideration to which a former holder of a Company Option who is an employee or former employee of the Company or such Subsidiary is entitled and for which Tax withholding is required through the employee payroll system of the Company or such Subsidiary no later than its next regularly scheduled payroll date occurring at least five Business Days following the Effective Time.  Each such payment of Company Option Consideration to a former holder of a Company Option for which Tax withholding is not required shall be paid to such holder in cash by the Surviving Corporation or a Subsidiary thereof.

(c)                                  Except as provided by Section 2.4(d), neither Parent nor the Surviving Corporation will assume any Company RSU Award or substitute for a Company RSU Award any option, unit award, restricted share or other rights to acquire shares of the capital stock of Parent or the Surviving Corporation.  Except as provided by Section 2.4(d), at the Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive a cash payment (the “Company RSU Consideration”) with respect thereto (without interest and less applicable withholding Taxes) equal to the product of (i) the number of shares of Company Common Stock remaining subject to and not previously issued in settlement of such Company RSU Award as of immediately prior to the Effective Time and (ii) the Merger Consideration.  Payment of the Company RSU Consideration shall be made in pro rata installments in accordance with the time-based vesting schedule to which the shares of Company Common Stock remaining subject to such Company RSU Award were subject immediately prior to the Effective Time, subject to the continued employment or other service relationship of the former holder of such Company RSU on the applicable post-Effective Time vesting date (each, an “RSU Vesting Date”); provided that to the extent that any such Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, the Company RSU Consideration payable with respect to such Company RSU Award shall be paid in accordance with the applicable Company RSU Award’s terms and conditions at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.  The Surviving Corporation or a Subsidiary thereof shall pay the Company RSU Consideration to which a former holder of a Company RSU Award who is an employee or former employee of the Company or such Subsidiary is entitled and for which Tax withholding is required through the employee payroll system of the Company or such Subsidiary no later than its next regularly scheduled payroll date occurring after each applicable RSU Vesting Date.  Each such payment of Company RSU Consideration to a former holder of a Company RSU Award for which Tax withholding is not required shall be paid to such holder in cash by the Surviving Corporation or a Subsidiary thereof as soon as practicable after each applicable RSU Vesting Date.

(d)                                 At the Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, and whose holder remains an employee of the Surviving Corporation or a Subsidiary thereof immediately after the Effective Time and is employed in Denmark, Singapore or the United States, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive from Parent immediately after the Effective Time pursuant to Parent’s 2009 Stock Incentive Plan, as amended and restated as of the Effective Time, a restricted stock unit award issued by Parent for that number of restricted stock units equal to the product of (i) the number of shares of Company Common Stock remaining subject to and not previously issued in settlement of such Company RSU Award as of immediately prior to the Effective Time and (ii) the RSU Exchange Ratio (rounded down to the nearest whole share).  Each such restricted stock unit award issued by Parent pursuant to the preceding sentence shall be subject to substantially the same vesting schedule as was applicable under the Company RSU Award cancelled in exchange therefor, including any provision for accelerated vesting.

(e)                                  As of the Effective Time, all Company Stock Plans will be terminated, and no further Company Options, Company RSU Awards or other rights with respect to Company Shares will be granted thereunder.

(f)                                   Promptly following the date of this Agreement, the Company Board (or, if applicable, any committee thereof administering the Sigma Designs 2015 Employee Stock Purchase Plan, as amended (the “Company ESPP”)) shall adopt such resolutions or take such other necessary actions to provide that (i) no new Offering or Offering Period (as defined by the Company ESPP) shall be commenced under the Company ESPP after the date of this Agreement; (ii) participation in the Company ESPP shall be limited to those employees who are participants on the date of this Agreement; (iii) no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election from that in effect under the Company ESPP on the date of this Agreement; (iv) each Offering Period in effect on the date of this Agreement shall terminate effective upon the earlier of the first purchase date following the date of this Agreement and the third trading day occurring before the Effective Time, but subsequent to the exercise of options on such purchase date (in accordance with the terms of the Company ESPP and the limitations under the Company ESPP regarding the maximum number and value of shares of Company Common Stock a participant may purchase in such Offering Period); and (v) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.

(g)                                  The Company shall use its reasonable best efforts to take all actions necessary to effect the provisions set forth in this Section 2.4, including without limitation any necessary amendments to any Contracts or other instruments and the delivery of all required notice, as applicable.  Prior to the Effective Time, the Company shall send a notice to all holders of outstanding Company Equity Awards, in a form reasonably acceptable to Parent, which notice shall (i) notify such holders of the transactions contemplated by this Agreement, (ii) describe the treatment of outstanding Company Equity Awards pursuant to this Agreement and (iii) seek the acknowledgement and consent of such holders to the cancellation of outstanding Company Equity Awards as contemplated by this Agreement.  Such notification shall not contain any untrue statement of material fact or omit any material statement necessary in order to make the statements therein not misleading.

2.5                               Withholding.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and from any payments under Section 2.4 such amounts as Parent, Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Legal Requirement.  To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of the Company

Except (x) as may be disclosed in the Company Reports filed or furnished with the SEC after January 30, 2016 and prior to three Business Days prior to the date of this Agreement (excluding, in each case, (i) any nonspecific disclosures set forth in any “Risk Factor”, “Forward Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections) and (ii) any other similar disclosures to the extent they are predictive, cautionary, general, nonspecific or forward-looking in nature (it being understood that (a) any factual information contained within such headings, disclosure or statements shall not be excluded and (b) this clause (x) shall not be applicable to Sections 3.2 or 3.6(a)), or (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on the date of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

3.1                               Organization, Good Standing and Qualification.  The Company is duly incorporated, validly existing and in good standing under the Legal Requirements of the State of California.  Each of the Company’s Subsidiaries is an independent legal Person duly organized, validly existing and (where applicable) in good standing under the Legal Requirements of the place of its establishment or incorporation.  Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted under the Legal Requirements of the place of its establishment or incorporation and is qualified to do business and in good standing (with respect to jurisdictions that have the concept of good standing) as a foreign corporation or other legal entity under the Legal Requirements of the places where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of any of the foregoing where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.2                               Capital Structure.

(a)                                 As of the date of this Agreement, the authorized share capital of the Company consists of 100,000,000 authorized shares of Company Common Stock and 2,000,000 shares of preferred stock, without par value (“Preferred Stock”), of which, as of the close of business on December 6, 2017 (the “Capitalization Date”) 38,786,857 shares of Company Common Stock and no shares of Preferred Stock are issued and outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  As of the close of business on the Capitalization Date, (i) there are 2,360,031 shares of Company Common Stock reserved for issuance under outstanding Company Options, whether or not currently exercisable, (ii) there are 976,534 shares of Company Common Stock reserved for issuance under outstanding Company RSUs, (iii) there are 2,677,807 shares of Company Common Stock reserved for future issuance under the Company ESPP, (iv) there are 4,675,749 shares of Company Common Stock held by the Company in treasury, (v) there are 2,175,232 shares of Company Common Stock reserved for future issuance under the Company Stock Plans (excluding the Company ESPP) and (vi) there are no shares of

Company Common Stock reserved for issuance under outstanding warrants to acquire Company Common Stock.  The Company’s directly or indirectly owned Subsidiaries are set forth on Section 3.2 of the Company Disclosure Schedule.  Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly-owned Subsidiaries has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company or by a wholly-owned Subsidiary, free and clear of any Liens.  Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b)                                 Each Company Option, Company RSU or other award issued under a Company Stock Plan (i) was granted in all material respects in compliance with all applicable Legal Requirements and all of the terms and conditions of the applicable Company Stock Plan, (ii) with respect to any Company Option, has an exercise price per Company Share equal to or greater than the fair market value of a Company Share on the date of grant, and (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option or Company RSU, or if later, the effective date of such grant deemed by the Company Board or the Company’s compensation committee.  Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, each right to purchase shares of Company Common Stock under the Company ESPP any predecessor employee stock purchase plan was granted in all material respects in compliance with all applicable Legal Requirements and all of the terms and conditions of the Company ESPP.  The treatment of each Company Option, each Company RSU Award and the Company ESPP described in Section 2.4 is permitted under the terms of the applicable Company Stock Plan, the applicable individual agreement evidencing such Company Option, Company RSU Award and right to purchase shares of Company Common Stock under the ESPP and applicable law.

(c)                                  Except for the issuance of Company Shares upon the settlement or exercise of Company Equity Awards outstanding as of the Capitalization Date, no shares of Company Common Stock or any other equity interests (including instruments convertible into Company Common Stock or other equity interests) have been issued or authorized for issuance on or after the close of business on the Capitalization Date and prior to the date of this Agreement.

3.3                               Corporate Authority; Approval and Fairness; No Violations.

(a)                                 The Company has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions in accordance with the terms hereof, subject only to approval and authorization of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”).  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws affecting creditors’ rights generally, and general principles of equity).

(b)                                 The Company Board has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions and (iii) upon the terms and subject to the conditions of this Agreement, unanimously resolved to recommend that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”).  The Company Board has directed that this Agreement be submitted to the holders of Company Shares for their approval, subject to Section 5.6 hereof.

(c)                                  The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger or the other Transactions will not, constitute or result in (i) a breach or violation of, or a default under, any provision (x) of the Company Articles or Company Bylaws or (y) of the similar organizational documents of any of the Company’s Subsidiaries, (ii) a breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) that the matters referred to in Section 3.4 are complied with and the Company Shareholder Approval is obtained, any Legal Requirement to which the Company or any of its Subsidiaries is subject, (iii) a default under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or an acceleration of the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or require any Consent under any such Contract, or (iv) the creation of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (iii) or clause (iv) above, for any such default, creation or acceleration that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.4                               Government Approvals.  Except for (i) compliance with the applicable requirements of the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (including any amendment or supplement thereto) to be sent to the Company’s shareholders in connection with the Merger and the other Transactions) or any other applicable U.S. state or federal securities, takeover or “blue sky” Legal Requirements, (ii) compliance with any applicable rules of NASDAQ, (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the California Law and related documentation, and (iv) all required filings with and Consents required under the HSR Act and laws analogous to the HSR Act existing in foreign jurisdictions, no Consent or approval of, or filing, license, Permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions.  The Company has no secured creditors whose approval of the Merger is required under the Legal Requirements of the State of California.

3.5                               Company Reports; Financial Statements.

(a)                                 The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 31, 2015 (the “Applicable Date” and the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments or supplements thereto, the “Company Reports”).  No Subsidiary of the Company is required to file or furnish any periodic reports with the SEC.  Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply when filed or furnished, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder), and any rules and regulations promulgated thereunder applicable to the Company Reports, each as in effect on the date so filed.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company Report prior to the date hereof.

(b)                                 The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c)                                  Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed with the SEC fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) filed with the SEC fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with U.S. GAAP, Regulation S-X and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(d)                                 The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company or other Persons performing similar functions by others within those entities.  Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Account Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.  There is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the internal control over financial reporting utilized by the Company and its Subsidiaries.

3.6                               Absence of Certain Changes or Events.

(a)                                 Since January 28, 2017, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)                                 Since January 28, 2017, neither the Company nor any of its Subsidiaries, has taken any action that would, if taken after the date of this Agreement, be prohibited by Section 5.1(a), (b), (e), (f), (g), (l), (n), (o), (q), (r), (s) or (u).

3.7                               No Undisclosed Material Liabilities.  Neither the Company nor any of its Subsidiaries has any material obligations or liabilities (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of the Company), other than (a) those set forth or adequately provided for in the Company Balance Sheet, (b) those incurred in the ordinary course of business since January 28, 2017, (c) those incurred in connection with or arising as a result of the negotiation or execution of this Agreement or consummation of the Transactions (but not resulting from the breach of any Contract), (d) liabilities related to the future performance under Contracts to which the Company or any of its Subsidiaries is a party (but not resulting from the breach of any Contract) and (e) liabilities or obligations that would not reasonably be expected to be, individually, or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.8                               Litigation.  There is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against the Company, any of its officers or directors (in their capacities as such), any of its Subsidiaries or any of their properties, before or by any Governmental Entity which (a) challenges the legality, validity or enforceability of this Agreement or (b) would, if there were an unfavorable decision, reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  There is no Judgment imposed upon the Company, any of its officers or directors (in their capacities as such), any of its Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions, or that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  As of the date of this Agreement, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any director or executive officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under the securities Legal Requirements of any Governmental Entity or a claim of breach of fiduciary duty.

3.9                               Licenses, Permits, Etc.  The Company and its Subsidiaries possess or will possess prior to the Closing all material Permits, and all such material Permits are in full force and effect.  True, complete and correct copies of the material Permits issued to the Company and its Subsidiaries have previously been delivered to, or made available to, Parent.  The Company, its Subsidiaries and each of their respective officers, directors, employees, representatives and agents (in each case, in their capacity as such and to the extent required to comply with the terms of such Permits) have complied with all terms of such Permits except where instances of such noncompliance have not been and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries is in default under any of such Permits and no event has occurred and no condition exists which, with the giving of notice or the passage of time, or both, would constitute a default thereunder, except, in each case, for any such default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby or thereby nor the consummation of the Transactions or compliance by the Company and its Subsidiaries with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any material Permit applicable to the business of the Company and its Subsidiaries.

3.10                        Title to Properties.

(a)                                 Real Property.  The Company does not own any real property.  The Company has made available to Parent (i) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and its Subsidiaries (collectively, the “Real Property”), and (ii) copies of all leases under which any such Real Property is possessed (the “Real Estate Leases”).  Neither the Company nor any of its Subsidiaries is in default under any of the Real Estate Leases that would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and to the Knowledge of the Company, there is no default by any of the lessors thereunder that would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)                                 Tangible Personal Property.  The Company and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all material tangible personal property used in the conduct of their business, including the material tangible personal property reflected in the Company Financial Statements and material tangible personal property acquired since January 28, 2017 (collectively, the “Tangible Personal Property”).  All Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in a condition materially adequate and suitable for the purposes for which it is presently being used, subject to reasonable ordinary wear and tear except, in each case, which, individually or in the aggregate, has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has granted any lease, sublease, tenancy or license of any portion of the Tangible Personal Property for which the annual rental payments exceed $100,000.

3.11                        Intellectual Property.

(a)                                 Section 3.11(a) of the Company Disclosure Schedule contains a list of all (i) material Company Products and (ii) material Domain Names owned by and currently used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

(b)                                 Section 3.11(b) of the Company Disclosure Schedule sets forth as of this Agreement Date a true and complete list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries that has not otherwise been abandoned, expired, allowed to lapse or cancelled, indicating for each item the registration or application number and the applicable filing jurisdiction (“Company Registered Intellectual Property”).

(c)                                  The Company or one of its Subsidiaries owns all material Company Intellectual Property.  Except as would not reasonably be expected to be in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) has not been adjudged invalid or unenforceable, (ii) all Company Registered Intellectual Property is free and clear of all Liens other than Permitted Liens, and (iii) each item of Company Intellectual Property is subsisting.

(d)                                 Other than as set forth on Schedule 3.11(d) of the Company Disclosure Schedule, there are no Legal Proceedings pending before any court, arbiter, or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), to which the Company or any of its Subsidiaries is a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Intellectual Property.  Neither the Company nor any of its Subsidiaries have received any notice, threat, or assertion in writing of a third party claim or suit challenging the validity, enforceability, scope, ownership, or infringement of any Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole.

(e)                                  Except as listed in Section 3.11(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted to any person a joint ownership interest in, or has granted or permitted any person to retain, any exclusive rights that remain in, or remain in effect in, any Intellectual Property Right that is Company Intellectual Property, except as would not reasonably be expected to be material, in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(f)                                   Except as would not reasonably be expected to be material in the aggregate to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, neither the Company Products, nor the past or current operations of the Company or its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person, or have violated any right of any Person (including any right to privacy or publicity), or have constituted, unfair competition or trade practices under the laws of any applicable jurisdiction during the three years prior to the date of this Agreement.  Except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, there is no current unresolved Legal Proceeding that has been filed against the Company or any of its Subsidiaries by, and none of the Company or any of its Subsidiaries has received written notice from, any third party in the three years prior to the date of this Agreement in which it is alleged that any Company Product or the operation of the business of the Company or any of its Subsidiaries, infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any third party, violates the rights of any Person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the applicable Legal Requirement.

(g)                                  To the Knowledge of the Company, during the three years prior to the date of this Agreement, no Person has misappropriated, infringed or otherwise violated or is currently misappropriating, infringing or otherwise violating any Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as a whole.  Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Entity or arbitral tribunal against any third party with respect to the misappropriation, infringement or other violation of any Company Intellectual Property which remain unresolved as of the date of this Agreement.

(h)                                 Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, and except as would not reasonably be expected to be, in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in each case in which the Company or any of its Subsidiaries has engaged or hired a third party for the purpose of developing or creating any Intellectual Property Rights or Technology for any of them, or the Company or any of its Subsidiaries has acquired or purported to acquire ownership of any Intellectual Property Rights or Technology from any Person, in each case, that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, the Company or its Subsidiary, as the case may be, has obtained a valid and enforceable assignment or license sufficient to irrevocably transfer or license all such Intellectual Property Rights and Technology to the Company or its Subsidiaries to the fullest extent allowed under applicable Legal Requirement.

(i)                                     Each employee, individual consultant and individual independent contractor involved in the creation of Intellectual Property Rights or Technology for the Company or its Subsidiaries has executed a proprietary information, confidentiality and invention assignment agreement substantially in the form provided to Parent or other valid and enforceable assignment or license sufficient to irrevocably transfer or license all the Intellectual

Property Rights and Technology created in the course of employment to the Company or its Subsidiaries to the fullest extent allowed under applicable Legal Requirement, and all current and former employees, consultants and independent contractors of the Company or any of its Subsidiaries have created Intellectual Property Rights or Technology for any of them that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted have executed such or substantially similar agreements.

(j)                                    Section 3.11(j) of the Company Disclosure Schedule contains (i) a list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any Technology or Intellectual Property Rights, other than non-disclosure and confidentiality agreements, demonstration or evaluation licenses, Open Source Licenses, any licenses for commercially available, off-the-shelf Software (including Software used by third parties to provide services through software as a service (SaaS) arrangements) (“In-Licenses”); and (ii) a list of all Contracts pursuant to which both the Company or any of its Subsidiaries and a third party have licensed or granted any right in their respective Technology or Intellectual Property Rights to one another (“IP Cross-Licenses”).  All of the foregoing In-Licenses and IP Cross-Licenses are valid, in force, current, and not in default.

(k)                                 Section 3.11(k) of the Company Disclosure Schedule contains a list of all Contracts pursuant to which the Company or any of its Subsidiaries has granted any third party any rights or licenses to any material Company Intellectual Property other than Ordinary Course Licenses, including with respect to any Company Product or any material Technology owned by the Company or any of its Subsidiaries (the “Out-Licenses,” and together with the In-Licenses and IP Cross-Licenses, the “IP Contracts”).

(l)                                     Except as disclosed in Section 3.11(l) of the Company Disclosure Schedule, and except as would not reasonably be expected to be material, individually or in the aggregate, to the Company, any of its Subsidiaries, Parent or any Affiliate of Parent, the consummation of this Agreement or the Closing of the Transactions will not result (i) in the release of any material Source Code or other material proprietary Technology, in each case owned by the Company or any of its Subsidiaries or (ii) in the granting of any new right, license, immunity or covenant not to assert to any third party under or with respect to any Patents or to any material Intellectual Property owned or controlled by the Company, any of its Subsidiaries, Parent or any Affiliate of Parent.

(m)                             Except as disclosed in Section 3.11(m) of the Company Disclosure Schedule, and except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, and other than pursuant to any Ordinary Course License, neither the Company nor any of its Subsidiaries has (i) granted, nor is any of them obligated to grant, access or rights to any Source Code in or for any Company Products, (ii) rendered any material Source Code owned by the Company or any of its Subsidiaries in any Company Product subject to any Open Source License that requires the Company or any of its Subsidiaries to deliver any such Source Code to any third party, (iii) licensed, distributed or used any Software subject to an Open Source License in material breach of the terms of any Open Source License, or (iv) licensed or granted a third party the right to obtain any Source Code in any Company Product or any Technology owned by the Company or any of its Subsidiaries (including in any such case, any conditional right to access, or under which Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any Source Code).

(n)                                 Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, no Company Product contains any undisclosed or unintended disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that enable or assist any person to access without authorization or disable or erase the Company Products.

(o)                                 Except as set forth in Section 3.11(o) of the Company Disclosure Schedule, no funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center were used in the development of any material Company Products or material Company Intellectual Property.

(p)                                 Section 3.11(p)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all standard-setting organizations, patent pools and other similar organizations to which the Company or its Subsidiaries is a member, or is otherwise contractually involved (collectively, the “SSOs”).  Section 3.11(p)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of all Contracts or other obligations of the Company or any of its Subsidiaries to grant any license, immunity or other right under any Company Intellectual Property on reasonable and non-discriminatory (RAND) or fair reasonable and non-discriminatory (FRAND) terms required by the SSOs or by the Legal Requirements.  The Company’s or any of its Subsidiaries’ standard outbound licensing programs are compliant in all material respects with the rules, requirements, and other obligations set forth by the SSOs, including any pricing requirements or outbound licensing obligations.

(q)                                 The Company has made available to Parent the standard forms of product warranties used by the Company and its Subsidiaries. To the Knowledge of the Company, none of the Company Products (i) contains any material defect, or error that is likely to materially and adversely affect the use, functionality or performance of such Company Product, or (ii) fails to comply with any applicable warranty relating to the use, functionality or performance of such Company Product in any material respect, except in the case of both clause (i) and (ii) above, that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.12                        Taxes.

(a)                                 Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(1)                                 Each of the Company and its Subsidiaries has timely filed, or has had timely filed on its behalf (taking into account, in each case, any valid extensions), all Tax Returns required to be filed by or with respect to it, and all such Tax Returns were true, complete and accurate in all material respects.  Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return (other than automatic extensions), which Tax Return has not since been filed.

(2)                                 Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between its country of formation and any other country) or otherwise been subject to net income taxation in any country other than the country of its formation.  No claim has been made in writing in the past five years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to Taxation by that jurisdiction.

(3)                                 All Taxes of the Company and each of its Subsidiaries due and payable (whether or not shown on any Tax Return) have been timely paid except for those Taxes that are being contested in good faith by appropriate proceedings.  Since January 28, 2017, the Company and its Subsidiaries have not incurred any material liability for Taxes outside the ordinary course of business, other than in connection with the Transactions.

(4)                                 No deficiencies for any amount of Taxes have been assessed in writing against any of the Company and its Subsidiaries by any Governmental Entity that have not subsequently been paid, except for deficiencies being contested in good faith by appropriate proceedings.  Neither the Company nor any of its Subsidiaries (A) is the subject of any currently ongoing Tax audit, examination, investigation, proposed adjustment, claim or other proceeding with respect to Taxes, nor, to the Knowledge of the Company, is any such audit, examination, investigation, proposed adjustment, claim or other proceeding threatened, or (B) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(5)                                 The Company and its Subsidiaries have withheld, and to the extent required by Legal Requirement, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(6)                                 Neither the Company nor any of its Subsidiaries has any liability under any written Tax indemnity, Tax sharing or similar agreement (other than any such agreement the only parties to which are any of the Company and its Subsidiaries, and other customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which are unrelated to Taxes).

(7)                                 Neither the Company nor any of its Subsidiaries has (A) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state Tax purposes, other than the group of which the Company is the common parent or (B) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Legal Requirement), as a transferee or successor or otherwise by operation of Legal Requirement.

(8)                                 Neither the Company nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting under Section 481(a) of the Code (or any analogous provision of state, local, or foreign Legal Requirement) requested or filed prior to the Closing Date, (ii) an installment sale prior to the Closing Date, (iii) any election under Section 108(i) of the Code made prior to the Closing Date, or (iv) any closing agreement pursuant to Section 7121 of the Code entered into prior to the Closing Date.

(b)                                 No power of attorney currently in force has been filed by the Company or any of its Subsidiaries with a Governmental Entity concerning any material Tax Return.

(c)                                  Since January 1, 2011, neither the Company nor any of its Subsidiaries has applied for or has obtained a private letter ruling from the Internal Revenue Service (or a comparable Tax ruling from any other Governmental Entity) which ruling would have a material effect on the Tax liability of the Company or any of its Subsidiaries for any Tax period after the January 28, 2017.

(d)                                 At no time during the two year period ending on the date hereof was the Company or any its Subsidiaries a “distributing corporation” or “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify under Section 355 of the Code.

(e)                                  All Company Benefit Plans which constitute a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code have at all times (i) complied with applicable documentation and form requirements of Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder) and (ii) have been operated in compliance with Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder).  Neither the Company nor any of its Subsidiaries has any indemnity or gross-up obligation to any Person for any Taxes or penalties or interest imposed under Section 409A of the Code.  Any and all “stock rights” (within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)) that are or have been outstanding in the six-year period ending on the date hereof and were granted or awarded by the Company or any of its Subsidiaries to their respective service providers have been granted with exercise prices no less than the fair market value of the underlying stock on the respective grant dates for purposes of Section 409A of the Code (and the guidance issued thereunder) and no such stock rights has any feature for the deferral of compensation other than the deferral of recognition of income until the earlier of exercise or disposition of such stock right.

(f)                                   The Company is not, nor has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the last five years.

(g)                                  No Subsidiary organized in a jurisdiction outside the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(h)                                 In the five year period ending on the date hereof, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)                                     There is no Contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Sections 404 or 162(m) of the Code.

3.13                        Employment Matters.

(a)                                 Employee Benefit Matters.

(1)                                 Section 3.13(a)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Company Benefit Plans, by country.  Neither the Company nor any ERISA Affiliate has notified employees of any plan or made any commitment to establish any new plan that would be a Company Benefit Plan, to modify any Company Benefit Plan (except to the extent required by Legal Requirement, to conform any such Company Benefit Plan to the requirements of any applicable Legal Requirement or, with respect to group health and welfare Company Benefit Plans, in the ordinary course of business consistent with past practice), or to adopt or enter into any Company Benefit Plan.

(2)                                 With respect to each material Company Benefit Plan, Company has made available to Parent complete and accurate copies of (i) such Company Benefit Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the IRS, (iv) each trust agreement and group annuity contract currently relating to any Company Employee Plan, (v) the most recent summary plan descriptions for each Company Benefit Plan for which a summary plan description is required, (vi) all material correspondence to or from any Governmental Entity relating to legal compliance issues with any Company Benefit Plan within the past three years, and (vii) the most recent financial statements and annual actuarial valuations, if any, for each Company Benefit Plan.

(3)                                 Each Company Benefit Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including ERISA and the Code, and its terms, and each of the Company and any of its Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Company Benefit Plan.

(4)                                 Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, has received a determination, opinion or advisory letter from the IRS to the effect that such Company Benefit Plan is so qualified under Section 401(a) of the Code.  No such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in any material liability to the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

(5)                                 Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has maintained, participated in or contributed to, or been obligated to contribute to (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), or (iii) a “plan maintained by more than one employer” as defined in Section 413(c) of the Code.  No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(6)                                 Other than as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Legal Requirements, none of the Company Benefit Plans promises or provides health or other welfare benefits or coverage to any Person following retirement or other termination of employment.

(7)                                 There is no Action or suit pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan or the assets of any Company Benefit Plan, other than claims for benefits in the ordinary course.

(8)                                 Section 3.13(a)(8) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all employment agreements with employees of Company or any of its Subsidiaries, other than customary offer letters, other similar employment agreements entered into in the ordinary course of business that do not provide for any specific required term of employment, notice or severance or other termination benefits exceeding those required by applicable Legal Requirements, or other similar employment agreements which are terminable at the election of the Company and under which the aggregate remaining statutory and contractual obligations of the Company following termination would not exceed $50,000; and (ii) all operative severance agreements and severance agreements entered into the last four years, and severance programs and policies of the Company or any of its Subsidiaries with or relating to its current Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.  All material contributions required to be made with respect to any Company Benefit Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Company Balance Sheet.

(9)                                 Except as set forth on Section 3.13(a)(9) of the Company Disclosure Schedule, the negotiation or consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant/contractor or officer of the Company or any of its Subsidiaries to severance pay, bonus or any other compensation or payout, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation, equity or benefits due any current or former employee, director or officer, (iii) result in the forgiveness of indebtedness of any current or former employee, director or officer, (iv) trigger an obligation to fund benefits of any current or former employee, director or officer, or (v) result in a payment or benefit which will or may be made by the Company or its Subsidiaries with respect to any current or former employee or any other “disqualified individual” (as defined in Code Section 280G) that is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.  Neither the Company nor any of its Subsidiaries has any indemnity or gross-up obligation to any Person for any Taxes or penalties or interest imposed under Code Section 4999.

(10)                          Each Company Benefit Plan maintained or principally covering employees outside the United States (the “Company Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with the applicable Legal Requirement of each applicable jurisdiction.  No such Company Non-U.S. Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.  Section 3.13(a)(10) of the Company Disclosure Schedule contains a complete and accurate list of each country in which the Company or any of its Subsidiaries has operations as of the date of this Agreement and the approximate number of employees in each such country as of the date of this Agreement.

(11)                          Each Company Benefit Plan (other than a bilateral agreement) is amendable and terminable unilaterally by the Company at any time without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs, or with respect to Company Non-U.S. Employee Plans as otherwise provided by applicable Legal Requirements.

(b)                                 Labor Matters.  As of the date of this Agreement and in the last four years: (i) there are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which it is bound; (ii) there is no strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened; (iii) no grievance is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entities relating to employees or employment practices that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; and (v) no complaint, charge or Actions by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other Representative of its employees is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)                                  Executive Officers.  As of the date of this Agreement, except as set forth in Section 3.13(c) of the Company Disclosure Schedule, no executive officer of the Company or any of its Subsidiaries has notified the Company or such Subsidiary in writing that such executive officer intends to leave the Company or any such Subsidiary or otherwise terminate such executive officer’s employment with the Company or such Subsidiary in connection with the consummation of the Transactions or within 180 days following the Closing Date.

(d)                                 Employees.

(1)                                 The Company and its Subsidiaries are in all material respects in compliance with all Legal Requirements respecting employment, including wages and hours of work, meal and rest break laws, expense reimbursement laws, discrimination, harassment, retaliation, whistleblowing, disability, civil rights, immigration, pay equity, terms and conditions of employment, occupational health and safety, worker classification (including the proper classification of workers as exempt vs. nonexempt and workers as. independent contractors or consultants), the Fair Labor Standards Act and its state law or foreign equivalents, Title VII and its state or local law or foreign equivalents, recordkeeping, and all Legal Requirements governing leaves of absence including the Family Medical Leave Act and its state or foreign equivalents, and occupational health and safety.  For the preceding four years, the Company has materially complied with all recordkeeping Legal Requirements including but not limited to all accountings related to wages, sick pay, vacation accrual, and time records.

(2)                                 The Company and its Subsidiaries (i) are not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing (including commissions, bonuses, overtime, vacation pay, paid time off or other compensation), (ii) have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants, and (iii) are not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice), except in each case for any liability or failure to pay that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(3)                                 To the Company’s Knowledge, the Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local or foreign Legal Requirements. The Company has made available to Parent a complete and accurate list of the number of employees and the sites of employment or facilities of those employees that the Company or any of its Subsidiaries caused to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

(4)                                 To the Knowledge of the Company, no employee or consultant of the Company is in material violation of:  (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by or to render services to the Company or to use trade secrets or proprietary information of others.  To the Knowledge of the Company, the employment of any employee or engagement of any consultant by the Company or its Subsidiaries does not subject the Company or its Subsidiaries to any liability to any third party that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(5)                                 To the Knowledge of the Company, no Company employee is in material violation of any term of any proprietary information, confidentiality and/or invention assignment agreement, employment agreement, non-competition agreement or any restrictive covenant to any Person relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(6)                                 There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and the Company has not been reassessed in any material respect under such legislation during the past four years and, to the Knowledge of the Company, no audit of the Company is currently being performed pursuant to any applicable workplace safety and insurance legislation that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(7)                                 For each former employee to whom severance has been paid in the last four years, the Company or its Subsidiaries has obtained enforceable general release and severance agreements and there are no outstanding obligations to, or potential claims from, such former employees, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(8)                                 Each individual who has received compensation for the performance of services on behalf of the Company or any of its Subsidiaries has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirements, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.14                        Related Party Transactions.  Except as disclosed in the Company Reports or in Section 3.14 of the Company Disclosure Schedule, none of the executive officers (as such term is used in the Company Reports) or directors of the Company or any of its Subsidiaries is presently a party, directly or indirectly, to any material transaction with the Company or any of its Subsidiaries (other than for services as executive officers and directors).

3.15                        Insurance.  The Company has made available to Parent, prior to the date of this Agreement, true and correct copies of all Contracts of material insurance relating to the business, assets and operations of the Company and its Subsidiaries, as amended and supplemented to which the Company or any of its Subsidiaries is a party (as amended or supplemented, the “Company Insurance Policies”).  The Company and its Subsidiaries have obtained all required insurances including worker’s compensation insurance.  To the Knowledge of the Company, all such Company Insurance Policies are in full force and effect, all premiums due thereon have been paid and the Company and any such Subsidiary have complied with the provisions of such policies in all material aspects.  Neither the Company nor any such Subsidiary has been advised of any defense to coverage in connection with any existing material claim to coverage asserted or noticed by the Company or any such Subsidiary under or in connection with any of their extant insurance policies.  The Company and its Subsidiaries are insured by insurers of recognized financial responsibility.

3.16                        Material Contracts.  (i) Each Material Contract is a legal, valid and binding agreement on the Company or its Subsidiary(ies) party thereto and, to the Knowledge of the Company on the other party or parties thereto, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in material breach or default of any Material Contract in any material respect; (iii) to the Knowledge of the Company, no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a material violation or breach of, or become a default or event of default under, any provision of any Material Contract; or (B) permit the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; (iv) neither the Company nor any of its Subsidiaries has received written notice of any proposed cancellation, revocation or termination of any Material Contract to which it is a party; and (v) there are no current renegotiations of, or current attempts by the Company to renegotiate, any material terms of any Material Contract.  Since January 28, 2017, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, or default under, any Material Contract.

3.17                        Compliance with Applicable Legal Requirements.  The Company and its Subsidiaries are, and since January 31, 2015, have been, in compliance with all applicable Legal Requirements, except with respect to such noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has received any written communication since January 31, 2015 from a Governmental Entity alleging that the Company or any such Subsidiary is not in compliance with any applicable Legal Requirements that has not been cured as of the date hereof.

3.18                        Foreign Corrupt Practices.  Since February 1, 2014, neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective Representatives, has, in the course of its actions for and on behalf of the Company or any of its Subsidiaries, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Entity or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder that are applicable to the Company or its Subsidiaries; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the Company or any such Subsidiary to any foreign or domestic government official or employee.  Neither the Company nor, to the Company’s Knowledge, any of its

directors, officers, or employees is in violation of any applicable Legal Requirement that is intended to prevent or deter bribery or corrupt business practices, , which would subject the Company or the relevant directors, officers, or employees to a criminal offense under such applicable Legal Requirement.

3.19                        Money Laundering Legal Requirements.  During the past five years, the Company and its Subsidiaries have conducted their business at all times in compliance in all material respects with applicable money laundering statutes in all applicable jurisdictions, rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Legal Requirements”) and no proceeding involving the Company with respect to the Money Laundering Legal Requirements is pending or, to the Knowledge of the Company, is threatened.

3.20                        Brokers.  Except for the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has made available a true, correct and complete copy of the Contract(s) between Deutsche Bank and the Company which could result in the Company having any liabilities or obligations as a result of the Transactions or the entry into this Agreement.

3.21                        Significant Suppliers and Customers.

(a)                                 Section 3.21(a) of the Company Disclosure Schedule sets forth a true and complete list of each customer (including distributors) who was one of the 15 largest sources of revenues for the Company during (i) the fiscal year ended January 28, 2017 or (ii) the nine-month period ended October 31, 2017, based on amounts paid or payable (each, a “Significant Customer”).  None of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Customer.  As of this Agreement Date, the Company has not received any written, or to the Knowledge of the Company any oral, notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable.

(b)                                 Section 3.21(b) of the Company Disclosure Schedule sets forth a true and complete list of each supplier or service provider who was one of the 15 largest sources of amounts paid or payable to suppliers for the Company during (i) the fiscal year ended January 28, 2017 or (ii) the nine-month period ended October 31, 2017, based on amounts paid or payable (each, a “Significant Supplier”).  As of this Agreement Date, none of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Supplier.  As of this Agreement Date, the Company has not received written notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier of the Company or any of its Subsidiaries, as applicable, or that such supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable.

3.22                        OFAC.  None of the Company, any director or officer of the Company, or, to the Knowledge of the Company, any agent, employee, Affiliate or Person acting on behalf of the

Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and in the last five fiscal years, the Company has not, directly or, to the Knowledge of the Company indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any unlawful sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person where such financing would violate any U.S. sanctions administered by OFAC.

3.23                        Privacy and Data Protection.

(a)                                 Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company has complied at all times with (i) its posted privacy rules, policies and procedures; and (ii) the applicable Privacy Legal Requirements relating to Personal Data collected, used, or held for use by the Company or any of its Subsidiaries.

(b)                                 The Company has commercially reasonable security procedures in place to protect Personal Data it receives from unauthorized access, use, modification, disclosure or other misuse.

(c)                                  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there has been no unauthorized access to or loss, theft or misuse of Personal Data held or controlled by the Company or any of its Subsidiaries.

(d)                                 To the Knowledge of the Company, the Company has not been under investigation by any state, federal, or foreign jurisdiction regarding its access, use and disclosure of Personal Data.

(e)                                  The Company has not received any written claim, complaint, inquiry, or notice from any governmental, regulatory, or self-regulatory authority or entity related to the Company’s collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any Privacy Legal Requirement.

3.24                        Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and during the past seven years has been, in compliance with, and has not been and is not in violation of or subject to any liability under, any applicable Environmental Legal Requirement, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person for whose conduct they are or may be held to be responsible, received any written order or notice from (a) any Governmental Entity or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential material violation by the Company or any of its Subsidiaries, or failure by the Company or any of its Subsidiaries to comply with, any Environmental Legal Requirement, or of any actual or threatened material obligation by the Company or any of its Subsidiaries to undertake or bear the cost of any liabilities under the

Environmental Legal Requirements with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct the Company is or may be held legally responsible, or from any such Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.25                        Information Supplied.  The information relating to the Company and its Subsidiaries to be contained in the proxy statement in preliminary and definitive form relating to the Company Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of the Company, or at the time of the Company Shareholder Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Proxy Statement will comply in all respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal securities Legal Requirements.  Notwithstanding the foregoing provisions of this Section 3.25, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of Parent or Merger Sub.

3.26                        Opinion of Financial Advisor.  The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be received by the holders of the Company’s Common Stock (excluding Parent and its Affiliates) pursuant to the Merger, as provided in this Agreement, was fair, from a financial point of view, to such holders of Company Common Stock.  A true, correct and complete copy of such opinion will be provided by the Company to Parent, solely for informational purposes, no later than two hours after the execution and delivery of this Agreement.

3.27                        Conflict Minerals.  The Company and its Subsidiaries are, and since May 31, 2014 have been, in compliance in all material respects with all applicable U.S. federal securities Legal Requirements regarding Conflict Minerals, including Rule 13p-1 under the Exchange Act and any applicable written standards, requirements, directives or policies of the SEC or any other Governmental Entity relating thereto (the “Conflict Minerals Rule”).  Neither the Company nor any of its Subsidiaries has received any communication from any Governmental Entity or any third person that alleges that the Company or any of its Subsidiaries has failed to perform the due diligence or make the reports or disclosures required by the Conflict Minerals Rule or has submitted any false and misleading statements in its Form SD or Conflict Minerals Report.

3.28                        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III and in any certificate delivered in connection with this Agreement, neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except (x) as may be disclosed in the forms, statements, certifications, reports and documents required to be filed or furnished by Parent with the SEC pursuant to the Exchange Act or the Securities Act after January 28, 2016 and prior to three Business Days prior to the date of this Agreement (excluding, in each case, (i) any nonspecific disclosures set forth in any “Risk Factor”, “Forward Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections (ii) any other similar disclosures to the extent they are predictive, cautionary, general, nonspecific or forward-looking in nature (it being understood that any factual information contained within such headings, disclosure or statements shall not be excluded), or (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent on the date of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company that:

4.1                               Organization and Good Standing.  Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Legal Requirements of its respective jurisdiction of organization.  Each of the Parent and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted under the Legal Requirements of the place of its establishment or incorporation and is qualified to do business and in good standing as a foreign corporation or other legal entity under the Legal Requirements of the places where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of any of the foregoing, where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.2                               Corporate Authority and Approval.  Each of Parent and Merger Sub has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions in accordance with the terms hereof.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

4.3                               Non-Contravention.  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by the Merger Sub of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, any provision (x) of the certificate of incorporation and bylaws of Parent and (y) the articles of incorporation or bylaws of Merger Sub, (B) a breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) that the matters referred to in Section 4.4 are complied with, any Legal

Requirement to which Parent or Merger Sub is subject, (C) a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or an acceleration of Parent’s or, if applicable, Merger Sub’s, obligations under any such Contract or require any Consent under any such Contract, (D) the creation of any Lien (other than a Permitted Lien) on any properties or assets of Parent or Merger Sub, except, in the case of clause (B), clause (C) or clause (D) above, for any such breach, violation, default, creation or acceleration that would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.4                               Government Approvals.  Except for (A) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (including any amendment or supplement thereto) to be filed in connection with the Merger and other Transactions) or any other applicable U.S. state or federal securities, takeover or “blue sky” Legal Requirements, (B) compliance with any applicable rules of NASDAQ, (C) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the California Law and related documentation, (D) all required filings with and Consents required under the HSR Act and laws analogous to the HSR Act existing in foreign jurisdictions, and (D) any actions or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or Merger Sub, no Consent or approval of, or filing, license, Permit or authorization, declaration or registration with, any Governmental Entity necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Parent or Merger Sub.

4.5                               Litigation.  There is no Action pending or threatened in writing against or affecting Parent or Merger Sub, any of their officers or directors (in their capacities as such), any of their Subsidiaries or any of their properties, before or by any Governmental Entity which (a) challenges the legality, validity or enforceability of this Agreement or (b) would, if there were an unfavorable decision, have or reasonably be expected have a Material Adverse Effect on the Parent or Merger Sub.  There is no Judgment imposed upon Parent or Merger Sub, any of their officers or directors (in their capacities as such), any of their Subsidiaries or any of their respective properties, that would reasonably be expected to have a Material Adverse Effect on the Parent or Merger Sub.

4.6                               Information Supplied.  The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of the Company, or at the time of the Company Shareholder Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they were made, not misleading.  The Proxy Statement (other than the portions thereof relating solely to the meeting of the shareholders of the Company) will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and any other applicable federal securities Legal Requirements.  Notwithstanding the foregoing provisions of this Section

4.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of the Company, or otherwise not supplied by or on behalf of Parent.

4.7                               Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other equity interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other equity interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

4.8                               Operations of Merger Sub.  Parent is the sole shareholder of Merger Sub, which was formed solely for the purpose of engaging in the Merger.  Since its date of formation, Merger Sub has not carried on any business or conducted any other operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

4.9                               Financial Capability.  Parent will have, and will cause Merger Sub to have, at the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

4.10                        Exclusivity of Representations and Warranties.  Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

ARTICLE V

Covenants of the Parties

5.1                               Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement or the Closing Date, the Company agrees that the Company and its Subsidiaries shall use reasonable best efforts to (except to the extent expressly contemplated by this Agreement, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by Parent), (i) in all material respects, carry on their businesses in the ordinary course in substantially the same manner as heretofore conducted and use reasonable best efforts consistent with past practice and policies to preserve substantially intact their present business organizations, and (ii) use their reasonable best efforts consistent with past practice to keep available the services of their present executive officers and directors and use their reasonable best efforts consistent with past practice to, in all material aspects, preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them.  Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement or the Closing Date, except as otherwise expressly permitted by or provided for in this Agreement, set forth in Section 5.1 of the Company Disclosure Schedule, required by any Legal Requirement or as consented to in writing by Parent, the Company shall not do, allow, cause or permit any of the following actions to occur with respect to the Company; provided, however, that Parent and Merger Sub acknowledge and agree that this Section 5.1 shall not give Parent the right, directly or indirectly, to control or direct the operations of the Company prior to the Closing to the extent prohibited by applicable Antitrust Legal Requirements:

(a)                                 Charter Documents.  Cause or permit any amendments to any of the Company Articles or Company Bylaws, or any comparable documents of any of the Company’s Subsidiaries except for such amendments made pursuant to a Legal Requirement or as expressly contemplated by this Agreement;

(b)                                 Dividends; Changes in Share Capital.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital;

(c)                                  Material Contracts.  Enter into any new Material Contract, or materially violate, amend, terminate or otherwise modify or waive any of the terms of any existing Material Contract, in each case, other than in the ordinary course of business consistent with past practice, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed;

(d)                                 Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or its Subsidiaries’ capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, (including, for the avoidance of doubt, Company Equity Awards other than grants of Company RSU Awards to new hires in the ordinary course of business consistent with past practices in an aggregate amount not to exceed 100,000 Company Shares (provided that such Company RSU Awards (a) shall not contain any terms providing for any acceleration in connection with a change of control (including any double trigger acceleration), and (b) shall contain a standard four year vesting schedule), or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, in each case, other than (i) the issuance of Company Shares upon the settlement of Company Equity Awards outstanding as of the date of this Agreement or granted hereafter in accordance with the terms of this Agreement, (ii) distributions of Company Shares under the Company ESPP in accordance with its terms and the terms of this Agreement, or (iii) pursuant to the exercise or conversion of rights to acquire such securities outstanding as of the date of this Agreement and set forth on the Company Disclosure Schedule;

(e)                                  Intellectual Property.  (A) terminate, fail to renew, abandon, cancel, fail to maintain, let lapse, sell, assign or transfer or grant any rights in any Company Registered Intellectual Property other than pursuant to plan or instructions prior to the date of this Agreement, a copy of which has been made available to Parent; or (B) enter into any Contract with respect to, sell, assign, transfer, or grant any rights (including a license, release, covenant not to sue or immunity, as may be applicable), or any option to any of the foregoing under, or with respect to, or otherwise dispose of any Company Intellectual Property, other than non-

exclusive licenses to customers, suppliers, distributors, OEMs, resellers, VARs, or service providers granted in the ordinary course of business consistent with past practice;

(f)                                   Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for transactions with an aggregate amount of less than $200,000, or in the ordinary course of business consistent with past practice;

(g)                                  Indebtedness.  Except in its ordinary course of business, issue or sell any debt securities or guarantee any debt securities of others in excess of $200,000 in the aggregate;

(h)                                 Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $200,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, as applicable;

(i)                                     Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements except those that do not exceed $200,000 in the aggregate or are otherwise reflected in the capital expenditures budget of the Company made available to Parent, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed;

(j)                                    Employment.  Except as set forth on Section 5.1(j) of the Company Disclosure Schedule, or required under the Legal Requirements or agreements or pursuant to plans or arrangements existing on the date of this Agreement, (i) adopt, enter into, terminate or materially amend any employment (other than offer letters to new hires which are terminable immediately at will with no payment of severance either pursuant to such offer letter or Legal Requirements), severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any service provider of the Company or its Subsidiaries, except for any increases in compensation that are in the ordinary course of business consistent with past practice and not to exceed 3% per annum for any such service provider, (iii) amend or accelerate the payment, right to payment or vesting of any material compensation or benefits, including any Company Equity Award, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan except in the ordinary course of business consistent with past practice, or (v) hire, engage, promote or terminate (other than for cause) any officer of the Company or any employee who spends a majority of his or her efforts on the Z-Wave business unit, or (vi) in addition to, and without limiting in any way, the restriction set forth in clause (v) above, terminate (other than for cause) any service provider of the Company without making commercially reasonable efforts to obtain a release of claims from such service provider on the Company’s standard form made available to Parent, in each case without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed;

(k)                                 Facilities.  Open or close any Facilities or office except in the ordinary course of business, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed;

(l)                                     Litigation.  Initiate, compromise or settle any material litigation or arbitration proceedings in an amount in excess of $100,000 in any one case or $200,000 in the aggregate, other than shareholder litigation which shall be governed by Section 5.10;

(m)                             Tax Matters.  Except as required by applicable Legal Requirement or by a Governmental Entity, make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), file any amended material Tax Return, adopt or change any material accounting method or period in respect of Taxes, enter into any closing agreement with respect to or otherwise settle any material Tax claim or assessment, or consent to any extension or waiver of any statute of limitations applicable to any material claim or assessment in respect of Taxes;

(n)                                 Corporate Organization.  Transfer the ownership or control of any Subsidiary, dissolve or wind up any Subsidiary or create any new Subsidiary;

(o)                                 Acquisitions; Changes in Structure.  (A) Directly or indirectly acquire or agree to acquire in any transaction or series of transactions any equity interest in or business of any other Person; (B) adopt a plan of complete or partial liquidation or dissolution; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(p)                                 Liens.  Make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short term investments, to become subject to any Liens (other than Permitted Liens);

(q)                                 Loans.  Lend money to any Person (other than (i) advances to employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practices, and (ii) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company) or redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for any indebtedness;

(r)                                    Labor Matters.  Modify, extend, or enter into any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or recognize or certify any labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(s)                                   Accounting Methods.  Other than as required by changes in U.S. GAAP, Regulation S-X of the Exchange Act, or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect or write down any of its material assets (including any Company Intellectual Property);

(t)                                    Business Lines.  Enter into any new line of business outside of its existing business;

(u)                                 Rights Plans.  Become party to or approve or adopt any shareholder rights plan or “poison pill” agreement;

(v)                                 Other.  Agree in writing or otherwise to take any of the actions described in Sections 5.1(a)-(v) above.

5.2                               Access to Information; Confidentiality.

(a)                                 From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times during normal operating hours, upon reasonable prior written notice and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, properties, offices and other Facilities and to all books, records, Contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would be reasonably likely to jeopardize the protection of attorney-client privilege, or contravene any Legal Requirement or contractual restraint enforceable upon the Company or any of its Subsidiaries (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).  No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)                                 Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement in accordance with the terms set forth therein.  The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.2.

5.3                               Insurance.  Through the Closing Date, the Company and its Subsidiaries shall use reasonable best efforts consistent with past practices to maintain insurance policies existing as of the date of this Agreement providing insurance coverage for the businesses in which the Company and its Subsidiaries are engaged and the assets and properties of the Company and its Subsidiaries of the kinds, in the amounts and against the risks as are reasonable best for such businesses and risks covered and for the geographic areas where the Company and its Subsidiaries engage in such businesses.

5.4                               Notification of Certain Events.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger, or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto.

5.5                               Regulatory and Other Authorizations; Notices and Consents.

(a)                                 Each Party shall use its reasonable best efforts to obtain all material Consents that are or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and will reasonably cooperate with the other Party in promptly seeking to obtain all such Consents, including, but not limited to any matters involving Government Antitrust Entities.

(b)                                 Each Party shall give promptly such notices to third parties and use their reasonable best efforts to obtain such third party Consents as are required to consummate the Transactions.

(c)                                  Each Party shall cooperate and use its reasonable best efforts to assist any other Party in giving such notices and obtaining such Consents as are required to consummate the Transactions.

(d)                                 Notwithstanding the generality of the foregoing, and upon the terms and subject to the conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to cause the conditions to the obligations of the other parties hereunder to be satisfied and to consummate the Transactions, including making all necessary filings (including filings under the HSR Act) with any Government Antitrust Entity, and obtaining all necessary waivers, clearances, Consents and approvals from, and taking all steps to avoid any Action or proceeding by, any Government Antitrust Entity.

(e)                                  To the extent required, each Party will use its commercially reasonable best efforts to promptly prepare and file, or cause to be promptly prepared and filed, with the appropriate Government Antitrust Entity not later than ten Business Days after the date of this Agreement (unless otherwise mutually agreed among the Parties) any notification with respect to the Transactions that may be required pursuant to the HSR Act in which each requests early termination of the waiting period thereunder.  Each Party shall respond, as promptly as reasonably practicable, to all information requests from a Government Antitrust Entity under the HSR Act, and shall reasonably cooperate with the other Parties in responding to any such request.  Each Party will furnish to the other (or its outside counsel) such information and assistance as may be reasonably requested in connection with the foregoing; provided, however, that one Party disclosing information to another may do so on the condition that it be shared only with the receiving Party’s outside counsel who, in turn, agrees to treat such information as confidential and not disclose it to any third-parties without the advance written consent of the party who disclosed the information.  Each Party will use its commercially reasonable efforts to resolve favorably any review or consideration of the antitrust aspects of the Transactions by any Government Antitrust Entity with jurisdiction over the enforcement of any applicable Antitrust Legal Requirements.  Each of the Parties shall promptly inform the other Parties of any substantive communication to or from the Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ”), or any other Governmental Entity regarding the Transactions.  Each of the Parties will consult and cooperate with one another in advance, and will consider in good faith the views of one another, in connection with any communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, or other submission made to a Government Antitrust Entity in connection with any investigation or proceeding conducted under either (i) the HSR Act; or (ii) any foreign competition statute enforced by any Government Antitrust Entity.  Except as may be prohibited by any Government Antitrust Entity, in connection with any investigation or proceeding under the HSR Act concerning the Transactions, each of the Parties shall permit Representatives of the other Parties (which may, as appropriate, be limited to outside counsel), to be present and participate in all meetings, conferences, or other communications with a Government Antitrust Entity relating to any such proceeding or investigation.

(f)                                   In furtherance and not in limitation of the efforts referred to above in this Section 5.5, if any objections are asserted with respect to the Transactions under the HSR Act, or if any Action, suit or proceeding is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Entity or any third party challenging the Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, each Party shall use its commercially reasonable efforts to resolve any such objections or actions, suits or proceedings so as to permit the consummation of the Transactions as expeditiously as possible.

(g)                                  Notwithstanding the foregoing in this Section 5.5, none of Parent or its Affiliates shall be obligated to:  (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any material portion of the capital stock, assets, rights, products or businesses of Parent, the Company, or their respective Subsidiaries or Affiliates; (ii) agree to any material restrictions on the activities of Parent or its Subsidiaries or Affiliates (including, after the Closing, the Company); (iii) waive any material rights; (iv) defend, commence or prosecute any Action; or (v) take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the consummation of the Transactions.

5.6                               No Solicitation.

(a)                                 From and after this Agreement Date, until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Article IX, the Company shall not, and shall cause its Subsidiaries not to, and it shall direct their respective Representatives not to, directly or indirectly through another Person, solicit, initiate or knowingly take any action to facilitate or encourage any Acquisition Proposal or proposal or inquiry that would be reasonably be expected to lead to an Acquisition Proposal or, subject to Section 5.6(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, (ii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations under this Agreement, or (iii) resolve, propose or agree to do any of the foregoing, provided however, nothing in this Section 5.6(a) shall prohibit the Company or its Representatives from contacting in writing any Person or group of Persons who make, following the date of this Agreement, a bona fide written Acquisition Proposal, for the sole purpose of clarifying the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 5.6(a).  The Company shall, and shall cause its Subsidiaries and shall direct its Representatives to immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, with any third party conducted with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)                                 Notwithstanding anything in this Section 5.6 to the contrary, at any time prior to the Company Shareholder Approval, in response to an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement, and not resulting from an intentional or material breach of Section 5.6(a), that the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) constitutes, or would reasonably be expected to lead to, a Superior Proposal, the Company may, upon a good faith determination by the Company Board (after consultation with its outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements: (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that the Company and such Person enter into a customary confidentiality agreement containing terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.6 (a copy of which confidentiality agreement shall be promptly and in any event with 24 hours provided for informational purposes only to Parent); provided, further, that any material non-public information concerning the Company or any of its Subsidiaries provided or made available to the Person making such Acquisition Proposal shall, to the extent not previously provided to Merger Sub or Parent, be provided or made available to Merger Sub or Parent as promptly as reasonably practicable after it is provided to such Person making such Acquisition

Proposal; and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(c)                                  The Company shall promptly advise Parent in writing, in no event later than 24 hours after receipt of any Acquisition Proposal and shall indicate the identity of the Person making such Acquisition Proposal, of the terms and conditions of any proposal or offer, the nature of any inquiries or contacts, and all material written materials relating to such Acquisition Proposal and thereafter shall keep Parent informed of all material developments affecting the status and the material terms of any such Acquisition Proposal.

(d)                                 Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify the Company Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within six Business Days after the commencement of such offer, (v) fail to issue a press release reaffirming the Company Board Recommendation after receipt of any publicly announced Acquisition Proposal within five Business Days following Parent’s written request to issue such press release (provided that Parent shall not be entitled to request such reaffirmation more than one time, unless such Acquisition Proposal is amended, after which, the Company Board shall provide a reaffirmation for each such amendment in accordance with this Section 5.6(d)), or (vi) resolve or agree to take any of the foregoing actions (each such foregoing action or failure to act in clauses (i) through (vi) being referred to as a “Company Adverse Recommendation Change”).  Notwithstanding the foregoing, the determination (but not the adoption, approval, recommendation or endorsement) by the Company Board that an Acquisition Proposal is or would be reasonably likely to lead to a Superior Proposal shall not be deemed a “Company Adverse Recommendation Change”.  The Company Board may, at any time prior to the receipt of the Company Shareholder Approval and subject to the Company’s compliance with Section 5.6(e) of this Agreement, take any of the following actions: (A) effect a Company Adverse Recommendation Change in response to a bona fide written Acquisition Proposal if the Company Board concludes in good faith (i) after consultation with the Company’s financial advisor, that the Acquisition Proposal constitutes a Superior Proposal and (ii) after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Legal Requirements; or (B) effect a Company Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(e)                                  Notwithstanding anything to the contrary set forth in Section 5.6(d), the Company shall not be entitled to make a Company Adverse Recommendation Change pursuant to Section 5.6(d) or terminate this Agreement pursuant to Section 9.4 in response to a Superior Proposal unless:  (A) the Company shall have first provided prompt prior written notice, and in any event at least five Business Days prior to making a Company Adverse Recommendation Change (the “Notice Period”) to Parent of its intention to make a Company Adverse Recommendation Change (a “Recommendation Change Notice”), which notice shall contain a description of the material terms and conditions of such Superior Proposal, including the most current version of the agreement with respect to such Superior Proposal (which description and summary shall be updated on a prompt basis) in the form to be entered into and the identity of the third party making the Superior Proposal or, if the basis for the proposed action by the Company Board is an Intervening Event, a description of the events, facts and circumstances giving rise to such Intervening Event and the reason for the Company Adverse Recommendation Change (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Company Adverse Recommendation Change); (B) the Company shall, and shall cause its financial advisor and legal counsel to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, or in the case of an Intervening Event, to cause such Intervening Event to no longer form the basis for the Company Board to effect a Company Adverse Recommendation Change, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed (x) that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three Business Days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision and (y) that there may be multiple extensions of the Notice Period); and (C) Parent does not make, within the Notice Period, a binding written proposal that is determined by the Company Board (after consultation the Company’s outside counsel, and in the case of a Superior Proposal, the Company’s financial advisor), to cause such Intervening Event to no longer form the basis for the Company Board to effect a Company Adverse Recommendation Change or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be.

(f)                                   The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or to the extent required by applicable Legal Requirements to be disclosed.

(g)                                  Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act if the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under any Legal Requirement; provided that, in each case, any Company Adverse Recommendation Change may only be made in accordance with this Section 5.6; and provided further that any such statement or disclosure shall constitute a Company Adverse Recommendation Change unless such statement or disclosure is accompanied by an express, unequivocal affirmation of the Company Board Recommendation.

(h)                                 The Company agrees that any action taken by any individual officer, director, financial advisor, banker, investment banker or, at the direction of the Company, by any other Company Representative that, if taken by the Company, would constitute an intentional or material breach of the restrictions set forth in this Section 5.6 shall be deemed to be an intentional or material breach (as applicable) of this Section 5.6 by the Company.

5.7                               Preparation of the Proxy Statement.

(a)                                 The Company shall use reasonable best efforts to prepare, within 16 Business Days after the date of this Agreement, in consultation with Parent, and cause to be filed with the SEC the Proxy Statement in preliminary form.  The Proxy Statement will include, among other items set forth in Section 5.8(a) below, a proposal of the approval of the Merger (but not the Asset Purchase).  The Company shall use reasonable best efforts to prepare, within 20 Business Days after the date of this Agreement, in consultation with Parent, and cause to be filed with the SEC in preliminary form a Proxy Statement which will include, among other items set forth in Section 5.8(a) below, a proposal of the approval of the Asset Purchase (but not the Merger) (such preliminary Proxy Statement, the “Asset Proxy Statement”, but also a “Proxy Statement”).  Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.  Notwithstanding the foregoing, the Company shall have no responsibility with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of Parent.

(b)                                 The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between the Company and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received by the Company from the SEC and advise Parent of any material oral comments with respect to the Proxy Statement received from the SEC.  The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement.  Parent shall and shall cause its Representatives to assist and cooperate with the Company and its Representatives in the resolution of any such comments from the SEC related thereto.  Notwithstanding the foregoing, prior to filing the preliminary or definitive draft of the Proxy Statement with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response), provided that such period shall not exceed five Business Days, and the Company shall consider in good faith any comments provided by Parent or any of its Representatives with respect thereto.

(c)                                  If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, respectively, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Legal Requirement, in disseminating the information contained in such amendment or supplement to shareholders of the Company.  Nothing in this Section 5.7(c) shall limit the obligations of any Party under Section 5.7(b).

(d)                                 For purposes of this Section 5.7, any information concerning or related to the Company, its Affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

5.8                               Company Shareholder Meeting.

(a)                                 As promptly as practicable following the date of this Agreement, the Company shall use its reasonable best efforts, in accordance with applicable Legal Requirement and the Company Articles and Company Bylaws, to establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable (and in any event within four Business Days) following the later of (i) the resolution of any comments from the SEC or the staff of the SEC with respect to the preliminary Proxy Statement, and (ii) the expiration of the ten day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act. The Company shall, through the Company Board of Directors, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.6.  Notwithstanding the foregoing provisions of this Section 5.8, the Company may postpone, recess or adjourn the Company Shareholder Meeting without the prior written consent of Parent (but after consultation with Parent) (i) to the extent required by any Legal Requirement or any court of competent jurisdiction, (ii) if as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Shareholder Approval at the Company Shareholder Meeting, (iii) to allow time for the filing and dissemination of, and a sufficient period for evaluation by the Company’s shareholders of, any supplemental or amended disclosure document to the extent that the Company’s Board of Directors has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required under any applicable Legal Requirement or (iv) the Company Board has effected a Company Adverse Recommendation Change as permitted by Section 5.6.  Notwithstanding the foregoing, in the event that the Determination Date occurs, the Company shall use its reasonable best efforts to (i) cause the Asset Proxy Statement to be mailed to its shareholders as promptly as practicable (and in any event within two Business Days) following the later of (i) the resolution of any comments from the SEC or the staff of the SEC with respect to the preliminary Asset Proxy Statement, and (ii) the expiration of the ten day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, and (ii) in accordance with applicable Legal Requirement and the Company Articles and Company Bylaws, to establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting to vote on the matters set forth in the Asset Proxy Statement.

Without the prior written consent of Parent, the approval of this Agreement, the Merger or the Asset Purchase (in accordance with Section 5.7(a) above), the adjournment of the Company Shareholder Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of approval of this Agreement, and the advisory vote required by Rule 14a-21(c) under the Exchange Act shall be the only matters (other than matters of procedure and matters required by applicable Legal Requirement to be voted on by the Company’s shareholders in connection with the approval of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting.  Once the Company has established a record date for the Company Shareholder Meeting, the Company shall not change such record date or establish a different record date for the Company Shareholder Meeting without the prior written consent of Parent, unless, following consultation with Parent, required to do so by applicable Legal Requirements (but the Company shall not be entitled to claim that the Company Board’s fiduciary duties require it to establish a new record date) or the Company Articles or Company Bylaws.

(b)                                 The Company will use reasonable best efforts to hold the Company Shareholder Meeting as soon as practicable after the Proxy Statement is mailed to the Company’s shareholders.

(c)                                  Without limiting the generality of the foregoing, unless this Agreement has been previously terminated in full compliance with Article IX, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the Company Shareholder Meeting shall not be affected by any Company Adverse Recommendation Change and (ii) its obligations pursuant to this Section 5.8 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal).  Unless this Agreement is terminated in full compliance with Article IX, the Company agrees that it shall not submit to the vote of the shareholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the shareholders of the Company with respect to the Merger at the Company Shareholder Meeting.

5.9                               Disposition of Company Equity Awards.  The Company Board, or a committee thereof consisting of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt resolutions in advance of the Effective Time providing that, in connection with the Transactions, the disposition of any Company Common Stock or Company Equity Awards and/or receipt of Parent Stock by Exchange Act Section 16 reporting persons is intended to be exempt from Exchange Act Section 16(b) liability pursuant to Rule 16b-3 under the Exchange Act.

5.10                        Shareholder Litigation.  Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Article IX and subject to applicable Legal Requirement:  (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement, the Transactions or the Merger and shall keep Parent informed regarding any such shareholder litigation; and (b) the Company shall give Parent reasonable opportunity, at Parent’s sole cost and expense, to participate, subject to a customary joint defense agreement, in the defense of any action, claim, suit or proceeding against the Company or its directors or officers relating to this Agreement, the Transactions or the Merger, and no settlement of such shareholder litigation in excess of the amount covered by the Company Insurance Policies (excluding payment of the applicable policy deductible) will be agreed to or offered without the prior written consent of Parent; provided, that any settlement within the amount covered by the Company Insurance Policies (including payment of the applicable policy deductible) may be agreed to and offered by the Company or its directors and officers without the prior consent of Parent.  Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or negotiation or settlement of any litigation contemplated by this Section 5.10.  The parties acknowledge that this Section 5.10 in no way limits the parties’ obligations under Section 5.4.

5.11                        401(k) Plans.  Unless otherwise requested in writing by Parent no later than ten days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any Company Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Company 401(k) Plans”), effective no later than the day immediately prior to the Effective Time and, effective as of such date, no employee of the Company or any of its Subsidiaries shall have any right thereafter to contribute any amounts to the Company 401(k) Plans.  The Company shall provide Parent with a reasonable opportunity to review and comment, in advance of any such adoption or corporate action, on any such resolutions or corporation actions.

5.12                        Resignations.  Prior to the Effective Time, the Company shall cause any director and any officer of the Company or any of its Subsidiaries identified by Parent to execute and deliver a letter effectuating his or her resignation as a director or officer (but not as an employee) of such entity effective as of the Effective Time.  At the request of Parent, the Company will use reasonable best efforts to cooperate with Parent to effect the replacement of any such directors and officers selected by Parent at the Effective Time.

5.13                        Disposition.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement or the Closing Date, the Company shall use commercially reasonable efforts to enter into an agreement to effectuate the sale of the Company’s G.hn/HPNA business (the “Divestiture”), on the terms approved by Parent; provided that the foregoing shall not reduce or eliminate the Company’s obligations pursuant to Section 5.1(f).

ARTICLE VI

Additional Covenants of Parent

6.1                               Fulfillment of Conditions.  From the date of this Agreement to the Closing Date, Parent shall use its reasonable best efforts to fulfill the conditions specified in Article VIII.  The foregoing obligation includes, without limitation, (a) executing and delivering documents as are necessary or desirable to consummate the Transactions, (b) taking or refraining from such actions as may be necessary to fulfill such conditions.

6.2                               Directors’ and Officers’ Indemnification and Insurance.

(a)                                 Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company or its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time an officer or director of the Company or its Subsidiaries (each an “Indemnified Party”) as provided in the Company Articles and Company Bylaws or similar governing documents of the Company’s Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of this Agreement and disclosed in Section 6.2(a) of the Company Disclosure Schedule (the “Indemnification Contracts”) for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Merger) shall be honored by the Surviving Corporation and its Subsidiaries and shall survive the Merger and shall remain in full force and effect in accordance with their terms.  Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and such Indemnification Contracts.

(b)                                 For six years after the Effective Time, to the fullest extent permitted under applicable Legal Requirement, Parent and the Surviving Corporation and any successor to the Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successor to indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, Judgments and fines arising directly or indirectly, in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the Transactions), and shall advance and/or reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, Judgments and fines as the same are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable Judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Legal Requirement; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written Consent.

(c)                                  Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an aggregate cost not in excess of 300% of the last annual premium paid prior to the date of this Agreement; provided, that the Company shall give Parent a reasonable opportunity to participate in the selection of such policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto.

(d)                                 The obligations of Parent and the Surviving Corporation under this Section 6.2 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.2 applies without the Consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2, each of whom may enforce the provisions of this Section 6.2).

(e)                                  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Legal Requirement, Contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.2 is not prior to, or in substitution for, any such claims under any such policies.

ARTICLE VII

Additional Agreements and Covenants

7.1                               Confidentiality.  Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement dated as of April 7, 2016, by and between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement.

7.2                               Public Announcements.  The initial press release relating to this Agreement shall be a joint press release, mutually acceptable to each of Parent and the Company.  From the date of this Agreement until the Closing or termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement, Parent and the Company shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior Consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by Legal Requirement as determined after consultation with outside counsel or by the rules and regulations of, or pursuant to any agreement, rules or regulations of, the relevant stock exchange or trading system, or for information that has been publicly disclosed in accordance with the requirements of this Section 7.2 prior to such public announcement or communication.  Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  The restrictions set forth in this Section 7.2 shall not apply to any release, announcement or disclosure made or proposed to be made by any Party with respect to an Acquisition Proposal, Company Adverse Recommendation Change or Superior Proposal.

ARTICLE VIII

Conditions to Closing

8.1                               Mutual Conditions Precedent.  The respective obligations of the Company, Parent and Merger Sub to enter into and complete the Closing are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Company and Parent in writing:

(a)                                 Approval and Authorization by the Company’s Shareholders.  This Agreement shall have been approved in a manner and by the holders of at least a sufficient number of shares of Company Common Stock required to constitute the Company Shareholder Approval.

(b)                                 No Injunction or Illegality.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and nonappealable Legal Requirement or order making illegal, permanently enjoining or otherwise permanently prohibiting, limiting, delaying, or otherwise restraining the consummation of the Transactions.

(c)                                  Requisite Regulatory Approvals.  All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(d)                                 No Governmental Action.  No Action commenced by a Governmental Entity and seeking to prohibit, enjoin, materially limit, delay, or otherwise restrain the Transactions shall be pending.

8.2                               Company’s Conditions Precedent.  The obligations of the Company to enter into and complete the Closing are subject, at the option of the Company, to the fulfillment on or prior to the Closing Date of the following conditions by Parent and Merger Sub, any one or more of which may be waived by the Company in writing:

(a)                                 Representations and Covenants.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations or warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and Parent and Merger Sub shall each have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and Parent shall have delivered to the Company a certificate, dated the Closing Date, to the foregoing effect.

(b)                                 Agreement of Merger.  The Agreement of Merger to be filed in accordance with the California Law on the Closing Date shall have been executed and delivered by Merger Sub.

8.3                               Parent’s Conditions Precedent.  The obligations of Parent and Merger Sub to enter into and complete the Closing are subject, at the option of Parent, to the fulfillment on or prior to the Closing Date of the following conditions by the Company, any one or more of which may be waived by Parent in writing:

(a)                                 Representations and Covenants.  The representations and warranties of the Company set forth in:  (A) Section 3.1 (Organization, Good Standing and Qualification), Section 3.3(a), (b), (c)(i) and (ii) (Corporate Authority; Approval and Fairness; No Violation), Section 3.6(a) (Material Adverse Effect) and Section 3.20 (Brokers) shall be true and correct in all respects as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time; (B) Section 3.2(a) and 3.2(c) (Capital Structure) shall be true and correct in all respects as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time, other than any inaccuracies that are de minimis in the aggregate (it being agreed that any inaccuracies that would not reasonably be expected to result in net additional cost, expense or liability to Parent of more than $1,000,000 in the aggregate shall be deemed to be collectively de minimis); and (C) the rest of this Agreement (other than those provisions described in clauses (A) and (B) above) shall be true and correct as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time other than as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided that in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; provided, further, that for purposes of determining the accuracy of the representations and warranties of the Company for purposes of this clause (C), all qualifications or limitations as to “materiality”, “ Material Adverse Effect” and words of similar import set forth therein shall be disregarded.  The Company shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  The Company shall have delivered to Parent a certificate, dated the Closing Date, to the attesting to the matters set forth in this Section 8.3(a).

(b)                                 No Material Adverse Effect on the Company.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of this Agreement which has had or is reasonably likely to cause a Material Adverse Effect on the Company.

(c)                                  FIRPTA Certificate.  The Company shall have furnished to Parent a certification in accordance with Treasury Regulation § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (a “FIRPTA Certificate”).  Parent shall file such certification with the Internal Revenue Service on behalf of the Company.

(d)                                 Contract Termination.  The Company shall have delivered to Parent evidence of the amendment or termination of, or that it is not otherwise bound by, the Contracts set forth on Schedule 8.3(d), in each case, on terms acceptable to Parent in its sole discretion, no later than January 22, 2018 (or such later date as may be approved by Parent in writing).

(e)                                  Disposition of TV Business.  The Company shall have delivered to Parent evidence of the sale (the “TV Divestiture”) or the shut down of the Company’s business of designing, developing, manufacturing, marketing, selling, distributing, and servicing integrated circuits in televisions and set-top boxes, in each case, on terms acceptable to Parent in its sole discretion, no later than December 14, 2017 (or such later date as may be approved by Parent in writing).

(f)                                   Cash.  As of immediately prior to the Effective Time, the Company shall have cash and cash equivalents of at least $40,000,000 in the Company’s accounts located anywhere in the world, net of any taxes and charges that would be required to be paid in order to repatriate such cash to the United States.

8.4                               Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.

ARTICLE IX

Termination, Amendment and Waiver

9.1                               Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

9.2                               Termination by either Parent or the Company.  This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval and authorization of this Agreement by the shareholders of the Company):

(a)                                 if the Merger has not been consummated on or before June 7, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement results in, or was the primary cause of, the failure of the Merger to be consummated on or before the End Date;

(b)                                 if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement that remains in effect (other than the application to the Transactions of applicable waiting periods under the HSR Act or other Antitrust Legal Requirements) or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transactions, and such Legal Requirement or order shall have become final and nonappealable; or

(c)                                  if this Agreement has been submitted to the shareholders of the Company for approval and authorization at a duly convened Company Shareholder Meeting and the Company Shareholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof) provided, however, that: (A) a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.2(c) if the failure of such Company Shareholder Approval to be obtained is directly attributable to a failure, on the part of the Party seeking to terminate this Agreement, to perform in any material respect any covenant in this Agreement required to be performed by such Party at or prior to the Effective Time or the material breach of such Party’s representations and warranties; and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.2(c) unless the Company shall have made any payment required to be made to Parent pursuant to Section 9.6(a)(iii).

9.3                               Termination By Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)                                 if, prior to the receipt of the Company Shareholder Approval at the Company Shareholder Meeting, (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Contract in respect of a Superior Proposal, other than an Acceptable Confidentiality Agreement, or (iii) the Company shall have materially breached its obligations under Section 5.6; or

(b)                                 if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.3(a) would not be satisfied and such breach is incapable of being cured by the End Date, or, if curable, is not cured within twenty Business Days of the date Parent gives the Company written notice of such breach or inaccuracy, provided that Parent shall not have a right to terminate this Agreement pursuant to this Section 9.3(b), if, at the time of the delivery of such notice, Parent is in material breach of any of its obligations under this Agreement.

9.4                               Termination by the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)                                 prior to receipt of the Company Shareholder Approval, the Company Board shall have made a Company Adverse Recommendation Change in compliance with the terms of this Agreement, to enter into a definitive, written agreement concerning a Superior Proposal; provided, that (A) concurrently with such termination, the Company shall enter into such definitive, written agreement and (B) the Company shall have paid any amounts due pursuant to Section 9.6 of this Agreement; or

(b)                                 if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions set forth in Section 8.2(a) would not be satisfied and such breach is incapable of being cured by the End Date or, if curable, is not cured within twenty Business Days of the date the Company gives Parent written notice of such breach or inaccuracy, provided that the Company shall not have a right to terminate this Agreement pursuant to this Section 9.4(b), if, at the time of the delivery of such notice, the Company is in material breach of any of its obligations under this Agreement.

9.5                               Notice of Termination; Effect of Termination.  The Party desiring to terminate this Agreement pursuant to this Article IX (other than pursuant to Section 9.1) shall deliver written notice of such termination to each other Party specifying with particularity the reason for such termination, and any such termination in accordance with this Section 9.5 shall be effective immediately upon delivery of such written notice to the other Parties; provided, however, that any purported termination of this Agreement by the Company pursuant to (i) Section 9.2(c) shall be effective solely upon payment by the Company to Parent of the full amount due pursuant to Section 9.6(a)(iii), if required or (ii) Section 9.4(a) shall be effective solely upon payment by the Company to Parent of the full amount due pursuant to Section 9.6.  If this Agreement is terminated pursuant to this Article IX, it will become void and of no further force and effect, with no liability on the part of any Party (or any stockholder, shareholder, director, officer, employee, agent or Representative of such Party) to any other Party hereto, except (i) with respect to Section 5.2(b), this Section 9.5, Section 9.6 and Article X (and any related definitions contained in any such Sections or Article X), which shall remain in full force and effect and (ii) a Party shall remain liable for any liabilities or damages caused by such Party to the extent such liabilities or damages were the result of fraud or the willful and material breach of this Agreement by such Party.

9.6                               Fees and Expenses Following Termination.

(a)                                 If this Agreement is terminated (i) by Parent pursuant to Section 9.3(a), or (ii) by the Company pursuant to Section 9.4(a), or (iii) by the Company (if such termination by the Company is at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 9.2(c)) or Parent pursuant to Section 9.2(c) if any of the events set forth in Section 9.3(a) occurred prior to the duly convened Company Shareholder Meeting, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such termination, the Termination Fee.

(b)                                 Except as set forth in the immediately following sentence, if (i) after the date of this Agreement, but prior to the termination of this Agreement in accordance with its terms, (x) an Acquisition Proposal shall have been publicly announced, (y) an Acquisition Proposal shall have been otherwise made known to the Company Board or the Company’s executive officers or (z) any person shall have publicly announced or otherwise made known to the Company Board or the Company’s executive officers, an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (ii) thereafter, this Agreement is terminated pursuant to Section 9.2(a) or Section 9.2(c) hereof and (iii) within twelve months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal which is ultimately consummated, or any Acquisition Proposal shall have been consummated, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), no later than two Business Days following the consummation of such transaction, the Termination Fee, (it being understood solely for the purpose of clause (iii) of this sentence, all references in the definition of Acquisition Proposal to 15% shall be deemed to be references to “more than 50%” instead).  Notwithstanding the immediately foregoing sentence, if this Agreement is terminated pursuant to Section 9.3(b) hereof (or Section 9.2(a) or Section 9.2(c) hereof at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 9.3(b) hereof) and within twelve months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal which is ultimately consummated, or any Acquisition Proposal shall have been consummated, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), no later than two Business Days following the consummation of such transaction, the Termination Fee (it being understood for all purposes of this sentence, all references in the definition of Acquisition Proposal to 15% shall be deemed to be references to “more than 50%” instead).

(c)                                  Subject to Section 10.9, the Parties agree that the payment of the Termination Fee shall be the sole and exclusive monetary remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Termination Fee by the Company, the Company, the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and Representatives shall have no further liability to Parent and Merger Sub under this Agreement.  Each of the Parties hereto acknowledges that the Termination Fee is not intended to be a penalty but is rather liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d)                                 The Company acknowledges and hereby agrees that the provisions of this Section 9.6 are an integral part of the Transactions (including the Merger) and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement.  If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 9.6, and, in order to obtain such payment, Parent makes a claim against the Company therefor that results in a Judgment against the Company, the Company shall pay to Parent the reasonable and documented costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 9.6 at the prime lending rate prevailing during such period as published in The Wall Street Journal.  Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment.

(e)                                  All Expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such Expenses.

9.7                               Amendment.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the Parties hereto; provided, however, that following the receipt of the Company Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Legal Requirement or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of the Company Shares without such approval.

9.8                               Extension; Waiver.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party(ies), (b) waive any inaccuracies in the representations and warranties of the other Party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Legal

Requirement, waive compliance with any of the covenants, agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Party.  The failure or delay of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE X

Miscellaneous

10.1                        Non-Survival and Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time.  This Section 10.1 does not limit any covenant of the Parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

10.2                        Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual without independent knowledge of the matter being disclosed who has read that reference and such representations and warranties.

10.3                        Notices.  All notices, requests, claims, demands and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing (including e-mail) and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of delivery when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) on the date delivered if sent by e-mail, in each case, addressed as follows:

if to Parent or Merger Sub, to:

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, Texas 78701

Attention:  General Counsel

Fax:                       512.428.1666

e-mail:          legal@silabs.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

401 Congress, Suite 2500

Austin, Texas 78701

Attention:  Philip Russell, P.C.

Fax:                       512.457.7001

Email:            Philip.Russell@dlapiper.com

if to the Company, to:

Sigma Designs, Inc.

47467 Fremont Blvd.

Fremont, California 94538

Attention: Chief Financial Officer

Fax: 510.897.0350

e-mail: elias_nader@sigmadesigns.com

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

Attention: James J. Masetti

Fax: 650.233.4545

Email: jim.masetti@pillsburylaw.com

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto.

10.4                        Interpretation.

(a)                                 When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b)                                 The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(c)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)                                 Unless otherwise specifically provided for herein, the terms “or” will not be deemed to be exclusive.

(e)                                  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)                                   Unless otherwise indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.

(g)                                  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(h)                                 All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(i)                                     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(j)                                    A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(k)                                 The parties hereto acknowledge that they have participated in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, agree to waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(l)                                     Although the same or similar subject matters may be addressed in different provisions, the parties intend that each such provision shall be read separately, be given independent legal significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or content).

(m)                             References to “ordinary course of business” of a Person shall refer to the ordinary course of business of such Person, consistent with the past practice of such Person.

10.5                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

10.6                        Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with all Exhibits, Annexes and Schedules and the other documents delivered pursuant hereto (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions (except the Confidentiality Agreement, which shall survive the execution of this Agreement and continue to be binding pursuant to its terms) and (b) nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) each Indemnified Party as set forth in Section 6.2, and (ii) as expressly set forth in this Agreement.

10.7                        Counterparts; Facsimile Execution.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile or .pdf execution and delivery of this Agreement is legal, valid and binding for all purposes.

10.8                        Governing Law; Jurisdiction.

(a)                                 This Agreement and all disputes, controversies, cross-claims, third-party claims or other Proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the Transactions will be governed by, and construed in accordance with, the Legal Requirements of the State of California, without regard to Legal Requirements that may be applicable under conflicts of laws principles (whether of the State of California or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the State of California.

(b)                                 Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction and exclusive venue of any United States federal court or California state court located in Santa Clara County, California with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the Transactions in a United States federal or state court sitting in the Santa Clara County, California, as described above.  Nothing in this Section 10.8 shall prevent any Party from bringing an action or proceeding in any jurisdiction to enforce any Judgment entered by any United States federal court or California state court located in the Santa Clara County, California, as applicable.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth on the signature page hereof shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the Transactions.

10.9                        Specific Performance.  The Company, Parent and Merger Sub acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor.  Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, the Company or Parent shall be entitled to (and in addition to any other remedy to which such Party may be entitled at law or in equity):  (a) a decree or order from a court of competent jurisdiction of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction from a court of competent jurisdiction restraining such breach or threatened breach.  Each Party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

10.10                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that Parent may assign its rights, interests and obligations under this Agreement to one or more Subsidiaries of Parent without the prior written consent of any other Party so long as Parent guarantees the fulfillment of Parent’s obligations under this Agreement.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

ARTICLE XI

Asset Purchase

11.1                        Asset Purchase.  Notwithstanding anything to the contrary in this Agreement, if on any day on or after January 23, 2018 one or more of the conditions set forth in Section 8.3(d), Section 8.3(e) or Section 8.3(f) is not satisfied (the date upon which the foregoing occurs, the “Determination Date” with the condition set forth in Section 8.3(f) measured only as of January 23, 2018 and such later date on which all of the conditions specified in Article VIII are satisfied or, to the extent permitted hereunder, waived (other than the conditions set forth in Section 8.2(b), Section 8.3(d), Section 8.3(e) or Section 8.3(f) and those conditions that by their nature are to be satisfied at the Closing)), in lieu of consummating the Merger, the Parties shall instead consummate the sale of the Purchased Assets on the terms set forth in this Article XI (such transaction, the “Asset Purchase”) and subject to the satisfaction of the conditions set forth in Section 11.3.  For the avoidance of doubt, (i) upon the Closing of the Asset Purchase, the Parties will thereafter have no obligation to consummate the Merger, and the provisions of Article I, Article II, Article V, Article VI and Article IX shall thereafter be null and void and (ii) all references to the “Transactions” in this Agreement shall be deemed to include the Asset Purchase.

11.2                        Asset Purchase.  Upon the terms and subject to the conditions of this Article XI, at the Asset Purchase Closing: (a) the Company shall, and shall cause its Subsidiaries to, sell to Parent, and Parent shall purchase from the Company, all of the Company’s and its Subsidiaries’ right, title and interest in and to the Purchased Assets, and (b) Parent shall assume and the Company and its applicable Subsidiaries shall assign all of the Company’s and Subsidiaries’ Liabilities which relate to the Business.

11.3                        Closing.  Unless this Agreement has been terminated pursuant to Article IX hereof or unless another time or date is agreed to in writing by the Parties hereto, the closing of the Asset Purchase (which shall constitute the “Closing”, but may also be referred to herein as the “Asset Purchase Closing”) will take place at 10:00 a.m., California time, as soon as practicable after the Determination Date (subject to, and in any event within five Business Days of (i) the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VIII excluding the conditions set forth in Section 8.1(a), Section 8.2(b), Section 8.3(d), Section 8.3(e) and Section 8.3(f) and (ii) the approval of the Asset Purchase in a manner and by the holders of at least a sufficient number of shares of Company Common Stock required to constitute the Company Shareholder Approval).  Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub, at their sole discretion, shall not be required to conduct the Closing during the last 14 days of any fiscal quarter of Parent.  The Closing shall be held at the offices of DLA Piper LLP (US), 2000 University Ave, Palo Alto, California, 94303, unless another place is agreed to in writing by the Parties hereto, and the actual date of the Asset Purchase Closing shall constitute the “Closing Date.”

11.4                        Purchase Price.  At the Asset Purchase Closing, Parent shall pay to the Company an amount in cash equal to $240,000,000 by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to Parent.

11.5                        Delivery of Purchased Assets.  At the Asset Purchase Closing, the Company shall deliver to Parent, in a manner and method reasonably acceptable to Parent, (i) all right, title and interest in and to the Purchased Assets free and clear of all Liens (other than Permitted Liens) and (ii) all other documents and instruments necessary to vest in Parent right, title and interest in and to the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

11.6                        Contracts of the Business.  If the Parties are to consummate the Asset Purchase, the Company shall use commercially reasonable efforts to obtain any third party consents necessary to assign the Contracts related to the Business at the Asset Purchase Closing.

11.7                        Further Assurances.  On and after the Asset Purchase Closing, upon the reasonable request of a Party, the other Party shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the Asset Purchase.

11.8                        Defined Terms Used in this Article

“Business” means the business of developing, manufacturing, having manufactured, marketing, selling, distributing, servicing, supporting and promoting the products and services, whether previously released or in development, offered by the Company’s and its Subsidiaries’ Z-Wave business and/or the Z-Wave Alliance, including without limitation Z-Wave and mesh network ICs, modules, software, certification, and association membership services.

“Equity Interests” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, vested or unvested, known or unknown, joint or several, executory, determined, determinable, whether due or to become due, whether or not the same is required to be accrued on the financial statement of such Person.

“International Subsidiaries” mean Sigma Designs Denmark ApS, Sigma Designs Technology Denmark ApS and Z-Wave Alliance, LLC.

“Purchased Assets” means (i) all of the Equity Interests of each of the International Subsidiaries and (ii) all of the assets of the Company and its Subsidiaries which relate to the Business, including without limitation the assets set forth on Schedule 11.8, but excluding cash and cash equivalents.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SILICON LABORATORIES INC.

By:	/s/ Tyson Tuttle
Name: Tyson Tuttle
Title: President and Chief Executive Officer

SEGUIN MERGER SUBSIDIARY, INC.

By:	/s/ John Hollister
Name: John Hollister
Title: President

SIGMA DESIGNS, INC.

By:	/s/ Thinh Tran
Name: Thinh Tran
Title: CEO

ANNEX A

Definitions

“$” or “Dollars” means the lawful currency of the United States of America.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as such term is defined in the Exchange Act and the rules promulgated thereunder)(other than Parent and its Affiliates, including Merger Sub) concerning any transaction or series of related transactions (other than the Transactions) involving:

(a) any direct or indirect sale, lease, exchange, transfer, acquisition or disposal of any assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) that constitute or account for (i) 15% or more of the fair market value of the Company’s consolidated assets, or (ii) 15% or more of the consolidated net sales of the Company or consolidated net earnings of the Company,

(b) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or similar transaction in which such Person or group of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of securities representing more than 15% or more of the outstanding shares of any class of voting securities of the Company, or

(c) liquidation or dissolution of the Company.

An Acquisition Proposal shall not include any proposal or offer related solely to the Divestiture or related solely to the TV Divestiture.

“Action” has the meaning set forth in Section 3.8 of this Agreement.

“Affiliates” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning 50% or more of the voting securities of a second Person shall be deemed to control that second Person.  For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement of Merger” has the meaning set forth in Section 1.3 of this Agreement.

Annex A-1

“Antitrust Legal Requirements” means any Legal Requirements that are designed or intended to prohibit, restrain or regulate actions having the purpose or effect of monopolizing any relevant market, restrainting trade, or significantly impeding or substantially lessening competition or strengthening a dominant position through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 3.5(a) of this Agreement.

“Asset Proxy Statement” has the meaning set forth in Section 5.7(a) of this Agreement.

“Asset Purchase” has the meaning set forth in Section 11.1 of this Agreement.

“Asset Purchase Closing” has the meaning set forth in Section 11.3 of this Agreement.

“Book-Entry Shares” has the meaning set forth in Section 2.2(b) of this Agreement.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are generally open for banking business in San Francisco, California.

“California Law” has the meaning set forth in the Background section of this Agreement.

“Capitalization Date” has the meaning set forth in Section 3.2(a) of this Agreement.

“Certificates” has the meaning set forth in Section 2.2(b) of this Agreement.

“Change” has the meaning set forth in the definition of Material Adverse Effect in this Annex A.

“Chapter 13” has the meaning set forth in Section 2.3(a) of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.6(d) of this Agreement.

“Company Articles” means the Articles of Incorporation of the Company as amended, amended and restated and supplemented an in effect on the date hereof.

“Company Balance Sheet” means the unaudited balance sheet of the Company as of July 29, 2017, included in the Company Reports.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each other written or oral plan, agreement or arrangement involving

Annex A-2

compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, loans, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all employment, management, consulting, relocation, repatriation, expatriation, change in control, severance or similar agreements, written or otherwise, which is sponsored, maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, or with respect to which any such party has or would reasonably be expected to have any liability.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 3.3(b) of this Agreement.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Common Stock” has the meaning set forth in the Background section of this Agreement.

“Company Disclosure Schedule” has the meaning set forth in Article III of this Agreement.

“Company Equity Awards” has the meaning set forth in Section 2.4(a) of this Agreement.

“Company ESPP” has the meaning set forth in Section 2.4(f) of this Agreement.

“Company Financial Advisor” means Deutsche Bank.

“Company Financial Statements” means the financial statements of the Company included in the Company Reports.

“Company 401(k) Plans” has the meaning set forth in Section 5.11 of this Agreement.

“Company Insurance Policies” has the meaning set forth in Section 3.15 of this Agreement.

“Company Intellectual Property” shall mean all of the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Non-U.S. Employee Plans” has the meaning set forth in Section 3.13(a)(10) of this Agreement.

“Company Option Consideration” has the meaning set forth in Section 2.4(b) to this Agreement.

Annex A-3

“Company Options” has the meaning set forth in Section 2.4(a) to this Agreement.

“Company Products” shall mean any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.11(b) of this Agreement.

“Company Reports” has the meaning set forth in Section 3.5(a) to this Agreement.

“Company RSU Award” has the meaning set forth in Section 2.4(a) to this Agreement.

“Company RSU Consideration” has the meaning set forth in Section 2.4(c) to this Agreement.

“Company Shareholder Approval” has the meaning set forth in Section 3.3(a) of this Agreement.

“Company Shareholder Meeting” means a special meeting of the shareholders of the Company to be held pursuant to the California Law to consider the approval of this Agreement.

“Company Shares” has the meaning set forth in the Background section of this Agreement.

“Company Stock Plans” has the meaning set forth in Section 2.4(a) of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 7.1 of this Agreement.

“Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, tantalum, tin and tungsten and any other minerals or derivatives that the United States Secretary of State determines after the date of this Agreement to be financing conflict in a Covered Country.

“Conflict Minerals Rule” has the meaning set forth in Section 3.27 of this Agreement.

“Consent” means the consent, approval, order or authorization of, or registration, declaration or filing with any Person.

“Contract” means a legally binding contract, lease, license, indenture, note, bond, agreement, Permit, concession, franchise or other instrument.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Right in this Annex A.

“Covered Countries” means the Democratic Republic of the Congo and its adjoining countries, including, as of the date of this Agreement, Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.

Annex A-4

“D&O Insurance” has the meaning set forth in Section 6.2(c) of this Agreement.

“DOJ” has the meaning set forth in Section 5.5(e) of this Agreement

“Determination Date” has the meaning set forth in Section 11.1 of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.3(a) of this Agreement.

“Domain Names” has the meaning set forth in the definition of Intellectual Property Right in this Annex A.

“Effective Time” has the meaning set forth in Section 1.3 of this Agreement.

“End Date” has the meaning set forth in Section 9.2(a) of this Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Legal Requirement” means any Legal Requirement that requires or relates to:  (a) releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) protecting resources, species, or ecological amenities; (c) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (d) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of an entity means any Person which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or otherwise modified from time to time.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.

Annex A-5

“Facilities” means any Real Property owned or leased by the Company or any of its Subsidiaries and any buildings, plants and structures thereon owned or leased by the Company or any of its Subsidiaries.

“FIRPTA Certificate” has the meaning set forth in Section 8.3(c) of this Agreement.

“FTC” has the meaning set forth in Section 5.5(e) of this Agreement.

“Government Antitrust Entity” means any Government Entity with jurisdiction over Antitrust Legal Requirements.

“Governmental Entity” means any national, international, multinational, supranational, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign, of competent jurisdiction.

“Hazardous Material” means any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable Legal Requirement or regulations, including Environmental Legal Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 6.2(a) of this Agreement.

“Indemnification Contracts” has the meaning set forth in Section 6.2(a) of this Agreement.

“Intellectual Property Right” shall mean any and all statutory and/or common law intellectual property rights throughout the world, including any of the following:  (i) all rights in United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, reexaminations, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secret rights and similar rights in confidential information, know-how, and materials; (iii) all registered and unregistered copyrights and all other rights corresponding thereto in any works of authorship, including Software (collectively, “Copyrights”); (iv) all registered and unregistered trademark rights and similar rights in trade names, logos, trade dress, trademarks and service marks (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations and renewals of or applications to register any of the foregoing.

“Intervening Event” means an event that materially affects the business, assets or operations of the Company (other than any event resulting from a breach of this Agreement by

Annex A-6

the Company) that is unknown and not reasonably foreseeable to the Company Board as of the date of this Agreement and that comes into existence and becomes known to the Company Board after the date of this Agreement and prior to the receipt of the Company Shareholder Approval (provided, however, that in no event shall any event resulting from or relating to any of the following give rise to an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the Transactions (or the public announcement of any discussions among the parties related thereto); (iii) any change in the trading price or trading volume of Company Common Stock or any change in the Company’s credit rating; (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (v) any Changes resulting from a change in Legal Requirement or U.S. GAAP or any other applicable accounting regulations or principles after the date hereof; (vi) any general economic, regulatory or political conditions, or (vii) general financial, credit or capital market conditions, including interest rates or exchange rates).

“In-Licenses” has the meaning set forth in Section 3.11(j) of this Agreement.

“IP Contracts” has the meaning set forth in Section 3.11(k) of this Agreement.

“IP Cross-Licenses” has the meaning set forth in Section 3.11(j) of this Agreement.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to the Company, means the actual knowledge, after due inquiry, of any of the Persons listed on Schedule 1.1 of the Company Disclosure Schedule, or any fact or matter which any such individual reasonably would be expected to learn from such individual’s direct reports in the ordinary course of customary performance of such individual’s and such direct reports’ duties consistent with their respective title and responsibilities and (ii) with respect to Parent or the Merger Subs, means the actual knowledge, after due inquiry, of any of the Persons listed on Schedule 1.1 of the Parent Disclosure Schedule, or any fact or matter which any such individual reasonably would be expected to learn from such individual’s direct reports in the ordinary course of customary performance of such individual’s and such direct reports’ duties consistent with their respective title and responsibilities.

“Legal Requirement” means any national, international, multinational, supranational, federal, state, local, municipal, provincial, foreign or other law, treaty, statute, ordinance, rule, regulation, order, writ, injunction, decree, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entities (or under the authority of any national securities exchange upon which securities of Parent and the Company are then listed or traded).

Annex A-7

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances.

“made available” shall mean that a materially complete and materially accurate copy of the document referenced in such statement has been posted in the electronic data site established by Deutsche Bank with R.R. Donnelley titled “Galaxy” at least two Business Days prior to the date of this Agreement.

“Material Adverse Effect” means, with respect to (a) the Company and its Subsidiaries, any event, change or effect (collectively, a “Change”) that, considered with all Changes, has had or would be reasonably expected to have, a material adverse effect on (i) the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions prior to the End Date, provided, however, that a Change shall not be deemed a Material Adverse Effect or considered in determining whether there has occurred (or would reasonably be expected to occur) a Material Adverse Effect, if (i) such Change results from (A) general economic, regulatory or political conditions; (B) conditions generally affecting the other companies in the Company’s industry; (C) any Change caused by the announcement, pendency or performance of this Agreement; (D) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or natural disasters in any locations where the Company conducts material business operations; (E) the failure of the Company to meet internal or external financial expectations, forecasts or projections (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (F) changes in trading volume or a decline in the Company’s stock price (it being understood that the underlying causes of any such change or decline may be taken into account in determining whether a Material Adverse Effect has occurred); (G) any actions taken or failure to take action, in each case, which (1) is required by the terms of this Agreement or (2) which Parent has approved, consented to or requested, or the failure to take or avoid any such action as a result of any failure to so approve, consent or request, in each case in writing and in compliance with the terms of this Agreement; (H) general financial, credit or capital market conditions, including interest rates or exchange rates; (I) any Changes resulting from a change in Legal Requirement or U.S. GAAP or any other applicable accounting regulations or principles after the date hereof; or (J) any class action litigation with respect to alleged breach of fiduciary duties of the Company Board in connection with the Transactions (it being understood that the facts underlying such litigation, to the extent true, and the outcome of such litigation may each be taken into account in determining whether a Material Adverse Effect has occurred), and (ii) with respect to clauses (A), (B), and (D), the conditions or circumstances that caused such Change do not have an impact on the Company and its Subsidiaries, taken as a whole, that is materially disproportionate to the impact such conditions or circumstances have on the other companies in the Company’s industry; and (b) with respect to Parent or Merger Sub, any event, occurrence, condition, state of facts, circumstances, change or effect that would reasonably be expected to prevent or delay or impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

Annex A-8

“Material Contract” means (a) any Contract that is not entered into in the Company’s ordinary course of business and (b) any of the following (irrespective of whether any such Contract was entered into in the Company’s ordinary course of business):

(a)                                 any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(b)                                 any Contract containing any covenant, commitment or other obligation (A) limiting in any material respect the right of the Company or any of its Subsidiaries to compete with any Person in any line of business or which would so limit the freedom of the Company, Parent or any of their respective Subsidiaries after the Closing Date, (B) otherwise prohibiting or limiting in any material respect the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any Company Product, except in each case for any such Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or fewer;

(c)                                  any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company Reports;

(d)                                 any Contract pursuant to which the Company or any of its Subsidiaries grants any license, sublicense, right to use, covenant not to be sued, option, right of first refusal, right of first offer or other similar right with respect to any material Company Intellectual Property, other than any Ordinary Course License;

(e)                                  any Contract (A) relating to the acquisition, disposition, or sale of properties or assets (by merger, purchase or sale of stock or assets or otherwise) or (B) that is or creates a partnership or joint venture with any other Person or that relates to the formation, operation, management or control of any such partnership or joint venture;

(f)                                   any Contract (A) relating to indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with principal amount in excess of $200,000, (B) that restricts the Company’s ability to incur indebtedness or guarantee the indebtedness of others, (C) that grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries, (D) that is an interest rate derivative, currency derivative or other hedging contract other than foreign currency cash flow hedges entered into in the ordinary course of business and classified as cash flow hedges for accounting purposes or (E) under which any Person is guaranteeing any liabilities or obligations of the Company or any of its Subsidiaries;

(g)                                  any Contract that contains a right of first refusal, first offer, or first negotiation, or a call or put right;

(h)                                 any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than the Company or any of its Subsidiaries, and other than investments in marketable securities or advances to service providers of the Company and its Subsidiaries in the ordinary course of business consistent with past practices);

Annex A-9

(i)                                     any employment agreement with any employee of the Company or its Subsidiaries pursuant to which the applicable employee receives or is entitled to receive payment of $150,000 or more and that is not terminable by the Company (or applicable Subsidiary) without notice or payment of severance or other termination benefits exceeding those required by applicable Legal Requirements, except that renewals of existing contracts between the Company and such employees that included payments of $150,000 or more shall not be deemed material unless they provide for payments at least 5% greater to any such employee than the payments such employee received under the employee’s previous employment agreement;

(j)                                    any Contract that (A) contains any provisions materially restricting the right of the Company or any of its Subsidiaries (I) to engage in any line of business, compete or transact in any business or with any Person or in any geographic area, or (II) to acquire any material product or other material asset or service from any other Person; (B) grants exclusive rights to license, market, sell or deliver any Company Product; or (C) contains any “most favored nation” or similar provisions in favor of the other party;

(k)                                 any Contract pursuant to which the Company or any of its Subsidiaries made payments or expects to make payments in excess of $200,000 in the aggregate in fiscal years 2017 or 2018 (excluding any Company Benefit Plan);

(l)                                     other than in the ordinary course of business on the Standard Form Agreement, any Contract pursuant to which the Company or any of its Subsidiaries received payments or expects to receive payments in excess of $200,000 in the aggregate in fiscal years 2017 or 2018;

(m)                             other than a purchase order entered into in the ordinary course of business on the Standard Form Agreement, any Contract with a Significant Customer or Significant Supplier;

(n)                                 Real Estate Leases;

(o)                                 any Contract with any Governmental Entity (including any settlement, conciliation or similar Contract), or for the purpose of fulfilling a Contract or order from any Governmental Entity as the ultimate customer; and

(p)                                 any other Contract that is material to the Company and its Subsidiaries, taken as a whole.

“Merger” has the meaning set forth in the Background section of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.1(a) of this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Money Laundering Legal Requirements” has the meaning set forth in Section 3.19 of this Agreement.

“NASDAQ” means The NASDAQ Stock Market LLC.

Annex A-10

“Notice Period” has the meaning set forth in Section 5.6(e) of this Agreement.

“Object Code” shall mean Software in binary, object or executable form that is intended to be directly executable by a computer without the intervening steps of compilation or assembly.

“OFAC” has the meaning set forth in Section 3.22 of this Agreement.

“Open Source License” shall mean a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), in each case that requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (i) be disclosed or distributed in Source Code form, (ii) be licensed for purposes of preparing derivative works, or (iii) be redistributed at no charge.

“Ordinary Course License” shall mean a written Contract between the Company or any of its Subsidiaries and a third party pursuant to which (i) the Company or any of its Subsidiaries grants to customers a non-exclusive license or covenant not to assert Intellectual Property in connection with the implementation of Company Products in the ordinary course of business, which Contract does not materially differ in substance from the Standard Form Agreements or (ii) a third party is granted rights to use or otherwise exploit Company Intellectual Property in connection with performing services for the Company or any of its Subsidiaries.

“Out-Licenses” has the meaning set forth in Section 3.11(k) of this Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Disclosure Schedule” has the meaning set forth in Article IV of this Agreement.

“Parent Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Stock Plan” means the Parent’s 2009 Stock Incentive Plan.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Right in this Annex A.

“Paying Agent” has the meaning set forth in Section 2.2(a) of this Agreement.

“Paying Agent Fund” has the meaning set forth in Section 2.2(a) of this Agreement.

“Permits” means all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

Annex A-11

“Permitted Lien” shall mean:  (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, which do not and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Company; (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which an adequate reserve has been provided on the appropriate financial statements; (iii) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate; (iv) zoning, building and other similar codes and regulations; (v) statutory liens for amounts not yet delinquent to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; and (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a Governmental Entity or agency thereof.

“Personal Data” shall mean any information relating to an identified or identifiable natural person or a specific device, either alone or in combination with other information that is publicly available or is held or controlled by the Company or any of its Subsidiaries.  For purposes of this definition, an identifiable person is one who can be identified, directly or indirectly, particularly by reference to an identification number or to one or more factors specific to their physical, physiological, mental, economic, cultural or social identity.

“Preferred Stock” has the meaning set forth in Section 3.2(a) of this Agreement.

“Privacy Legal Requirement” shall mean applicable Legal Requirements relating to the access, use, and disclosure of Personal Data.

“Proxy Statement” has the meaning set forth in Section 3.25 of this Agreement.

“Real Estate Leases” has the meaning set forth in Section 3.10(a) of this Agreement.

“Real Property” has the meaning set forth in Section 3.10(a) of this Agreement.

“Recommendation Change Notice” has the meaning set forth in Section 5.6(e) of this Agreement.

“Registered Intellectual Property” shall mean all United States, international and foreign:  (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any other Intellectual Property Rights, in each case of (i) — (iv) above, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by the United States Patent and Trademark Office or any similar Governmental Entity.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

Annex A-12

“Representatives” of any Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other Person acting on behalf of such Party.

“RSU Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average of the closing prices per share of the common stock of Parent as reported on the Nasdaq Global Select Market on the 20 trading days immediately preceding the date on which the Effective Time occurs.

“RSU Vesting Date” has the meaning set forth in Section 2.4(c) to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or otherwise modified from time to time.

“Significant Customer” has the meaning set forth in Section 3.21(a) of this Agreement.

“Significant Supplier” has the meaning set forth in Section 3.21(b) of this Agreement.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Source Code” shall mean computer Software in human readable form and excluding Object Code.

“SSOs” has the meaning set forth in Section 3.11(p) of this Agreement.

“Standard Form Agreements” shall mean the standard form Contracts for the sale of Company Products in the ordinary course of business, in the forms made available to Parent.

“Subsidiary” means with respect to a Person an entity if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity such that its financial results are consolidated with such other Person.

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from an intentional or material breach of Section 5.6 that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) more than 85% of the outstanding shares of the Company Common Stock or (ii) more than 85% of the assets of the Company and the Company’s Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisor):  (a) to be reasonably likely to be consummated on the terms proposed if accepted; and (b) if consummated, would result in a transaction more favorable to the Company’s shareholders from

Annex A-13

a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, the identity of the Person making the Acquisition Proposal, the anticipated timing, conditions, approvals and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal, and that if such Acquisition Proposal is to be financed, such financing is, at the time of the making of such Acquisition Proposal, fully committed.

“Surviving Corporation” has the meaning set forth in Section 1.1 of this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 3.10(b) of this Agreement.

“Tax(es)” includes any and all federal, state, local and foreign taxes and other charges in the nature of a Tax imposed by any Governmental Entity, including taxes that are or are based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any report, return, information statement or other form or document (including all schedules, exhibits and other attachments thereto and amendments thereof) filed or required to be filed with any Governmental Entity in connection with any Tax (including estimated Taxes).

“Technology” shall mean all tangible items constituting, disclosing or embodying any or all of the following:  technology, technical information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases, prototypes, schematics, netlists, test methodologies, development tools and all user documentation.

“Termination Fee” means $11,500,000.

“Trade Secrets” means all trade secrets under applicable Legal Requirement and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information, in each case, that provides advantages over competitors who do not know or use it, derives independent economic value from not being generally known and not being easily ascertainable by proper means by others, and are subject to commercially efforts to maintain their secrecy.

“Trademarks” has the meaning set forth in the definition of Intellectual Property Right in this Annex A.

Annex A-14

“Transaction Documents” means this Agreement and any other agreement or document to be delivered by the Parties on the Closing Date.

“Transactions” means any transactions contemplated by this Agreement or any Transaction Document.

“TV Divestiture” has the meaning set forth in Section 8.3(e) of this Agreement.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Voting Agreement” means an agreement in the form of Exhibit C to this Agreement.

“WARN Act” has the meaning set forth in Section 3.13(d)(3) of this Agreement.

Annex A-15